UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Minnesota Mining and Manufacturing Company
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

W. James McNerney, Jr.
Chairman of the Board and
Chief Executive Officer

March 28, 2005

Dear Stockholder:

I am pleased to invite you to attend 3M’s Annual Meeting of Stockholders, which will be held on Tuesday, May 10, 2005, at 10 a.m., at the RiverCentre, 175 West Kellogg Boulevard, St. Paul, Minnesota.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on Company operations and discuss our plans for growth. We also will leave time for your questions and comments.

The fine attendance of our stockholders at Annual Meetings over the years has been very helpful in maintaining good communication. We sincerely hope you will be able to join us. Your attendance cards to the Annual Meeting are located on the back cover of this proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of 3M.

Sincerely,

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	iii
Proxy Statement	1
Purpose of the Annual Meeting	1
Annual Meeting Admission	1
Quorum	1
Stockholders Entitled to Vote	1
Proposals You Are Asked to Vote On and the Board’s Voting Recommendations	2
Required Vote	3
Voting Methods	3
Changing Your Vote	4
Counting the Vote	4
Confidentiality	4
Results of the Vote	4
Delivery of Proxy Materials	4
List of Stockholders	5
Electronic Delivery of Proxy Materials and Annual Report	5
Cost of Proxy Solicitation	5
Transfer Agent	5
Governance of the Company	6
Corporate Governance Guidelines	6
Executive Sessions	6
Presiding Director	6
Communication with Directors	6
Director Independence	6
3M Business Conduct Policies	8
Board Structure and Committee Membership	9
Audit Committee	9
Compensation Committee	10
Nominating and Governance Committee	10
Public Issues Committee	11
Nomination Process	12
Role of the Nominating and Governance Committee	12
Nominees Proposed by Stockholders for Consideration by the Committee	12
Stockholder Nominations	12

i

Director Qualifications	12
Identification, Evaluation, and Selection of Nominees	13
Director Compensation and Stock Ownership Guidelines	14
Director Attendance at Annual Meetings of Stockholders	14
Proposals To Be Voted On	15
Proposal No. 1 — Election of Directors	15
Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	18
Proposal No. 3 — Approve the Adoption of the 2005 Management Stock Ownership Program	18
Proposal No. 4 — Stockholder Proposal	24
Proposal No. 5 — Stockholder Proposal	27
Common Stock Ownership of Directors and Executive Officers	29
Beneficial Ownership Table	30
Security Ownership of More Than 5 Percent Stockholders	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
Executive Compensation	32
Summary Compensation Table	32
Option Grants in Last Fiscal Year	34
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	35
Long-Term Incentive Plan Awards Table	36
Employment Contracts, Termination of Employment, and Change-in-Control Arrangements.	36
Retirement Benefits	40
Compensation Committee Report on Executive Compensation	42
Compensation Committee Interlocks and Insider Participation	46
Audit Committee Report	46
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	46
Fees of the Independent Registered Public Accounting Firm	47
Stock Performance Graph	48
Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting	49
Appendix A — Corporate Governance Guidelines	A-1
Appendix B — Audit Committee Charter	B-1
Appendix C — Compensation Committee Charter	C-1
Appendix D — Nominating and Governance Committee Charter	D-1
Appendix E — Public Issues Committee Charter	E-1
Appendix F — 2005 Management Stock Ownership Program	F-1

ii

3M COMPANY
3M Center, St. Paul, Minnesota 55144

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Tuesday, May 10, 2005
PLACE	RiverCentre 175 West Kellogg Boulevard St. Paul, Minnesota
ITEMS OF BUSINESS

(1)   To elect directors to a 3-year term.

(2)   To ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm.

(3)   To approve the adoption of the 2005 Management Stock Ownership Program.

(4)   To vote on two stockholder proposals if properly presented at the meeting.

(5)   To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on Friday, March 11, 2005.
ANNUAL REPORT	Our 2004 Annual Report, which is not part of the proxy soliciting materials, is enclosed.
MEETING ADMISSION	Two cutout admission tickets are included on the back cover of this proxy statement.
PROXY VOTING

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy

(1)   Over the Internet,

(2)   by telephone, or

(3)   by mail.

For specific instructions, please refer to the section entitled “Voting Methods” on page 3 of this proxy statement and the voting instructions on the proxy card.

By Order of the Board of Directors

GREGG M. LARSON

Associate General Counsel and Secretary

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT MARCH 28, 2005.

iii

PROXY STATEMENT

The Board of Directors (the “Board”) of 3M Company (“3M” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of 3M common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

The information included in this proxy statement relates to proposals to be voted on at the meeting (if properly presented), voting process, compensation of directors and our most highly paid officers, and other required information.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

Only stockholders are invited to attend the meeting. An admission ticket or proof of ownership of 3M stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a stockholder of record, your admission ticket is on the back of this proxy statement. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting, or obtain an admission ticket in advance. Tickets are also available on the Internet voting site — www.eproxy.com/mmm.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. Under 3M’s Bylaws, a quorum requires that a majority of the outstanding shares of stock entitled to vote at the meeting must be represented in person or by proxy at the meeting. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Stockholders Entitled to Vote

Each share of our common stock outstanding as of the close of business on March 11, 2005, the record date, is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting. As of that date, there were 772,204,170 shares of common stock issued and outstanding.

Most 3M stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•       STOCKHOLDER OF RECORD — If your shares are registered directly in your name with 3M’s Transfer Agent, Wells Fargo Bank, N.A., you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by 3M. As the stockholder of record, you have the right to grant your voting proxy directly to 3M or to vote in person at the meeting.

•       BENEFICIAL OWNER — If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

•       If your shares are held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you are considered the beneficial owner of these shares and the trustee of the plans is the stockholder of record. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may direct the trustee how to vote the shares allocated to their account by following the voting instructions contained on the proxy card. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan may also direct the trustee how to vote a proportionate number of allocated shares of common stock for which it has not received direction, and shares not allocated to individual participant accounts by following the same voting instructions. If you fail to direct the trustee how to vote your shares by following these voting instructions, the trustee will vote your shares as described in the voting instructions.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

The following proposals are scheduled to be voted on at the meeting. 3M’s Board recommends that you vote your shares as indicated below.

Proposals:	The Board’s Voting Recommendations:
1. The election of directors for a 3-year term.	“FOR” each nominee to the Board
2. The ratification of the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm.	“FOR”
3. Approve the adoption of the 2005 Management Stock Ownership Program.	“FOR”
4. Consideration of a stockholder proposal regarding animal testing.	“AGAINST”
5. Consideration of a stockholder proposal regarding 3M’s business operations in China.	“AGAINST”

Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons named as proxy holders — W. James McNerney, Jr., 3M’s Chairman and CEO, Edward A. Brennan, and Rozanne L. Ridgway — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.

Required Vote

Director Nominees — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section above entitled “Quorum.”         In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. The stockholder proposals are presented as a request to the Board to take action. Affirmative votes for these proposals will inform the Board about the level of support for these proposals.

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker or nominee. If you own shares beneficially as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you may vote by submitting voting instructions to the trustee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting for stockholders of record will be available 24 hours a day, and will close at 12:00 p.m. (Central Time) on the day before the Annual Meeting. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan may instruct the trustee how to vote their shares via the Internet, by telephone, or by signing and returning the proxy card by 5:00 p.m. (Central Time) on May 5, 2005.

•       VOTE BY INTERNET — www.eproxy.com/mmm — If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week. Have your proxy card and the last four digits of your Social Security Number in hand when you access the Web site. When prompted, enter the last four digits of your Social Security Number, your 3-digit company number and the 7-digit number from the upper right corner of the proxy card to create an electronic ballot.

•       VOTE BY TELEPHONE — 1-800-560-1965 — If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week. Have your proxy card in hand when you call. When prompted, enter the 3-digit company number and the 7-digit number from the upper right corner of the proxy card. Follow the recorded instructions.

•       VOTE BY MAIL — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 9, 2005.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Counting the Vote

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”  If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan will be voted by the trustee as described in “Stockholders Entitled to Vote” on page 1.

Representatives of Wells Fargo Bank, N.A., 3M’s transfer agent, will tabulate the votes and act as the inspectors of election.

Confidentiality

The Company’s Board of Directors has a policy that all stockholder proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to 3M management.

Results of the Vote

We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2005. A news release with voting results will be available on our Web site www.3M.com/profile/pressbox/index.jhtml.

Delivery of Proxy Materials

Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting our transfer agent, Wells Fargo Bank, N.A. at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices, or in writing to 161 North Concord Exchange, South St. Paul, MN 55075.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 7:45 a.m. and 4:30 p.m. (Central Time), at our principal executive offices at 3M Center, St. Paul, Minnesota, by contacting the Secretary of the Company.

Electronic Delivery of Proxy Materials and Annual Report

We are able to distribute the Annual Report and proxy statement to 3M stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you choose to view these materials online, you will continue to receive a proxy card in the mail. You may make this election when voting your proxy this year: simply follow the instructions to vote via the Internet or go directly to www.econsent.com/mmm to register your consent. Have your account number (found above your name and address on your dividend check stub) and your Social Security Number (if you have one) available. Your election to view proxy materials online continues until you revoke it. Future proxy cards will contain the Internet Web site address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail, or via the Internet.

Cost of Proxy Solicitation

3M will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc., a fee of $20,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

Our Transfer Agent is Wells Fargo Bank, N.A. All communications concerning stockholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Wells Fargo Bank, N.A. at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices, or in writing, 161 North Concord Exchange, South St. Paul, MN 55075.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our Web site at www.3M.com, under Investor Relations — Corporate Governance. The Guidelines and charters of the Board committees are also attached to this proxy statement as Appendices A-E.

Executive Sessions

Independent directors regularly meet in executive sessions without the Chairman/CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, the performance of the Chairman and CEO against that criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee and to discuss any other relevant matters.

Presiding Director

The chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority. The Board believes that this practice ensures leadership at all executive sessions of the independent directors.

Communication with Directors

The Board of Directors has adopted the following process for stockholders to send communications to members of the Board. Stockholders may communicate with the chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: 3M Company, c/o Corporate Secretary, 3M Center, Building 0220-13-W-39, St. Paul, MN 55144-1000.

Director Independence

The Board believes in having a substantial majority of independent directors on the 3M Board. A director is “independent” if the Board affirmatively determines that the director has no material relationship with 3M (including its consolidated subsidiaries) directly or as a partner, shareholder or officer of an organization that has a relationship with 3M. The Board has established the following guidelines to assist it in determining director independence that conform to, or are more exacting than the independence requirements in the New York Stock Exchange listing standards (NYSE Rules). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

1.               In no event will a director be considered independent if:

a.                Employment Relationship — A director is, or has been within the last three years, an employee of 3M, or whose immediate family member(1), is or has been within the last three years, an executive officer of 3M;

b.               Payments >$100,000 — A director who received, or whose immediate family member received, more than $100,000 per year in direct compensation from 3M (other than director fees) within the last three years;

c.                Auditor Relationships. (i) A director, or whose immediate family member, is a current partner of 3M’s internal or external auditor; (ii) a director is a current employee of such a firm; (iii) a director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such a firm who personally worked on 3M’s audit within that time;

d.               Compensation Committee Interlock — A 3M executive officer is on the compensation committee of the board of directors of a company which employs the 3M director or an immediate family member as an executive officer;

e.                Commercial Relationships — A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, 3M for property or services in an amount which, in of the last three years, exceeds the greater of $1 million, or two percent of the director’s company’s consolidated gross revenues.

2.               Audit Committee members may not accept any consulting, advisory, or other compensatory fee from 3M, other than directors’ fees.

3.               The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

a.                If a 3M director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with 3M and the sales by that company to 3M or purchases by that company from 3M, in any single year within the last three years, are less than or equal to one percent of the annual consolidated gross revenues of that company; or

b.               If a 3M director is an executive officer or employee, or if an immediate family member is an executive officer, of another company which is indebted to 3M, or to which 3M is indebted, and the total amount of either company’s indebtedness to the other, in any single year within the last three years, is less than or equal to one percent of the other company’s total consolidated assets.

4.               Charitable relationships will not be considered to be material relationships that would impair a director’s independence if a 3M director or immediate family member serves as an officer, director or trustee of a charitable organization, and 3M’s discretionary charitable contributions to the organization are less than or equal to one percent of that organization’s consolidated annual gross revenues.

(1)  New York Stock Exchange Rule 303A(2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than employees) who share such person's home.

5.    The Board will annually make and publicly disclose its independence determination for each director. The Board may determine that a director who has a relationship that exceeds the limits described in paragraphs 3 (provided that such a relationship would not constitute a bar to independence under the NYSE Rules) or 4 is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical independence guidelines. For example, if a director is the CEO of a company that purchases products and services from 3M that are more than one percent of that company’s annual revenues, the independent directors could determine, after considering all of the relevant circumstances, that such a relationship was immaterial, and that the director would be considered independent under the NYSE Rules.

6.               The Company will not make any personal loans or extensions of credit to directors. All directors are required to deal at arm’s length with 3M and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

The Board of Directors has determined that the following directors are independent under these guidelines:  Linda G. Alvarado, Edward A. Brennan, Vance D. Coffman, Michael L. Eskew, Edward M. Liddy, Robert S. Morrison, Aulana L. Peters, Rozanne L. Ridgway, Kevin W. Sharer, and Louis W. Sullivan. The Board has also determined that no members of the Audit Committee received any compensation from the Company other than directors’ fees.

3M Business Conduct Policies

More than a century of operating with honesty and integrity has earned 3M trust from our customers, credibility with our communities, and dedication from our employees. All of our employees, including our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, are required to abide by 3M’s business conduct policies to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a companywide focus on uncompromising honesty and integrity in every aspect of our operations. Our business conduct policies cover many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the business conduct policies. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board of Directors adopted a Code of Business Conduct and Ethics for directors of the Company. This Code incorporates long-standing principles of conduct the Company and the Board follow to ensure the Company’s business and the activities of the Board are conducted with integrity, adherence to the highest ethical standards, and in compliance with the law.

The Company’s Business Conduct Policies for employees and the Code of Business Conduct and Ethics for Directors are available on our web site at www.3M.com under Investor Relations — Corporate Governance.

BOARD STRUCTURE AND COMMITTEE MEMBERSHIP

The Board is divided into three classes serving staggered three-year terms. The Board has eleven directors and the following four Committees: Audit, Compensation, Nominating and Governance, and Public Issues. The membership during 2004 and the function of each Committee are described below.

During 2004, the Board of Directors held five regular meetings. The Audit, Compensation, Nominating and Governance, and Public Issues Committees held eight (three of which were telephonic meetings), five, four, and three regularly scheduled meetings, respectively, during 2004. All of our directors attended all of the regularly scheduled meetings of the Board and Board Committees on which they serve, except for one director who, because of jury duty, was unable to attend one regularly scheduled Board meeting and two Board Committee meetings on which the director serves.

The Board and each Committee conducted an evaluation of their performance in 2004.

Name of Director	Audit		Compensation		Nominating and Governance		Public Issues
Nonemployee Directors:
Linda G. Alvarado	X						X
Edward A. Brennan			X	*	X
Vance D. Coffman	X				X
Michael L. Eskew	X						X
Edward M. Liddy	X	*			X
Robert S. Morrison			X		X
Aulana L. Peters	X						X	*
Rozanne L. Ridgway			X		X	*
Kevin W. Sharer			X				X
Louis W. Sullivan			X				X

X = Committee Member; * = Chair

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent registered public accounting firm (the “Independent Accounting Firm”), and the performance of the Company’s internal auditing department. In addition, the Committee:

•       Reviews the annual audited and quarterly consolidated financial statements;

•       Reviews the Company’s financial reporting process and disclosure and internal controls and procedures, including major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•       Reviews and discusses with management and the Independent Accounting Firm the Company’s internal controls report and the Independent Accounting Firm’s attestation of the report;

•       By delegation to the Chair, reviews earnings press releases prior to issuance;

•       Appoints, oversees, and approves compensation of the Independent Accounting Firm;

•       Reviews with the Independent Accounting Firm the scope of the annual audit, including fees and staffing, and approves all audit and permitted non-audit services provided by the Independent Accounting Firm;

•       Reviews findings and recommendations of the Independent Accounting Firm and management’s response to the recommendations of the Independent Accounting Firm;

•       Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures; and

•       Reviews compliance with the Company’s business conduct policies.

The Board of Directors has determined that all of the Audit Committee members are “independent,” “financially literate,” and have “accounting or related financial management expertise” under the New York Stock Exchange listing standards. The Board has also determined that all of the Audit Committee members — Edward M. Liddy (chair), Linda G. Alvarado, Vance D. Coffman, Michael L. Eskew, and Aulana L. Peters — are “audit committee financial experts” as that term is defined by applicable SEC regulations. In addition, the Board has determined that service on more than three other audit committees by Aulana L. Peters does not impair her ability to serve effectively on the Company’s Audit Committee because Ms. Peters is retired and has the time to devote to her responsibilities and has considerable expertise in audit committee matters. The charter of the Audit Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix B to this proxy statement.

Compensation Committee

The Compensation Committee reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, and annually prepares a report on executive compensation for inclusion in the Company’s proxy statement. In addition, the Committee:

•       Approves, subject to ratification by the independent directors of the Board, employment agreements and severance arrangements for the CEO, as appropriate;

•       Approves for the senior executives of the Company (other than the CEO) employment agreements and severance arrangements, as appropriate; and

•       Interprets and supervises the administration of the Company’s stock and long-term incentive compensation programs, and determines the employees who receive awards and the size of their awards under such programs.

The Board of Directors has determined that all Compensation Committee members are “independent” under the New York Stock Exchange listing standards. The Board has also determined that each Compensation Committee member qualifies as a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code. The charter of the Compensation Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix C to this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its Committees, and periodically reviews CEO and management succession plans. In addition, the Committee:

•       Selects and recommends candidates to the Board of Directors to be submitted for election at the Annual Meeting and candidates to fill any vacancies on the Board, including stockholder nominees for director (submitted in accordance with the Company’s Bylaws). The Committee considers all candidates in light of the Board membership criteria adopted by the Board of Directors;

•       Reviews and makes recommendations to the Board of Directors concerning the composition and size of the Board and its Committees, Board membership criteria, frequency of meetings, and directors’ fees;

•       Reviews the Company’s Corporate Governance Guidelines at least annually, and recommends any proposed changes to the Board for approval;

•       Develops and recommends to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence;

•       Develops and recommends to the Board for its approval an annual self-assessment process of the Board and its Committees and oversees the process; and

•       Reviews periodically with the Chairman/CEO succession plans relating to positions held by elected corporate officers, and makes recommendations to the Board with respect to the selection of individuals to occupy these positions.

The Board of Directors has determined that all Nominating and Governance Committee members are “independent” under the New York Stock Exchange listing standards. The charter of the Nominating and Governance Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix D to this proxy statement.

Public Issues Committee

The Public Issues Committee reviews public policy issues and trends affecting the Company, reviews and advises with respect to the Company’s environmental, health and safety programs and compliance, human resources, the corporate contribution program and the 3M Foundation, and reviews and approves the Company’s response to stockholder proposals relating to public policy issues. In addition, the Committee:

•       Monitors the Company’s corporate citizenship activities; and

•       Offers advice, insights, and makes recommendations regarding policies, programs, actions, and procedures which will enable this Company to continue to respond appropriately to its social responsibilities and the public interest in its business affairs, including such activities as those related to the environment, human resources, labor, and community relations.

The Board of Directors has determined that all Public Issues Committee members are “independent” under the New York Stock Exchange listing standards. The charter of the Public Issues Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix E to this proxy statement.

NOMINATION PROCESS

Role of the Nominating and Governance Committee

The Nominating and Governance Committee (“Committee”) identifies individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth below, and recommends selected individuals to the Board for nomination to stand for election at the next meeting of stockholders of the Company in which directors will be elected. In the event there is a vacancy on the Board between meetings of stockholders, the Committee identifies individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth below, and recommends one or more of such individuals for appointment to the Board.

Nominees Proposed by Stockholders for Consideration by the Committee

The Committee has a policy to consider properly submitted stockholder nominees for candidates for membership on the Board of Directors. Stockholders proposing individuals for consideration by the Committee must include at least the following information about the proposed nominee:  the proposed nominee’s name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Stockholders should send the required information about the nominee to:

Corporate Secretary
3M Company
3M Center
Building 0220-13-W-39
St. Paul, MN 55144-1000.

In order for an individual proposed by a stockholder to be considered by the Committee for recommendation as a Board nominee, the Corporate Secretary must receive the proposal no later than 5 p.m. Central Time on November 28, 2005. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Company). The Corporate Secretary will send properly submitted stockholder proposed nominations to the Committee Chair for consideration at a future Committee meeting. Individuals proposed by stockholders in accordance with these procedures will receive the same consideration that individuals identified to the Committee through other means receive.

Stockholder Nominations

In addition, 3M’s Bylaws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that the Corporate Secretary receive written notice from the record stockholder no earlier than January 9, 2006 and no later than February 8, 2006. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Corporate Secretary. Nominations received after February 8, 2006, will not be acted upon at the Annual Meeting.

Director Qualifications

The Committee periodically reviews with the Board the requisite skills and characteristics of its members. 3M’s Corporate Governance Guidelines contain Board Membership Criteria that apply to nominees for a position on 3M’s Board. The Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders. The Committee’s and the Board’s assessment of Board candidates includes, but is not limited to, consideration of:

(i)               Roles and contributions valuable to the business community;

(ii)            Personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards;

(iii)         Relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government, and the like; or

(iv)         Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.

In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the nominees’ impact on Board dynamics and effectiveness.

Identification, Evaluation, and Selection of Nominees

The Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee considers qualified nominees from several sources, including current Board members and nominees recommended by stockholders and other persons.

The Committee may from time to time retain a director search firm to help the Committee identify qualified director nominees for consideration by the Committee.

The Committee evaluates qualified director nominees at regular or special Committee meetings against the current Board Membership Criteria described above and reviews qualified director nominees with the Board. The Committee and the Chairman of the Board interview candidates that meet the Board Membership Criteria and the Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The following table provides information on 3M’s compensation and reimbursement practices during 2004 for nonemployee directors.

Current
Annual Director Retainer	$150,000
Minimum Percentage of Annual Retainer to be paid in 3M Stock	63%
Board Meeting Attendance Fees per Meeting	0
Committee Meeting Attendance Fees per Meeting	0
Additional Retainer for Committee Chair	$7,000
Reimbursement for Expenses Attendant to Board Membership	Yes

Nonemployee directors received $95,000 of the total annual retainer of $150,000 in common stock of the Company pursuant to the terms of the Company’s 1992 Directors Stock Ownership Program. Nonemployee directors may elect to defer payment of all or a portion of the foregoing retainers payable in cash through a deferred cash or common stock equivalents account, and retainers payable in stock through a deferred common stock equivalents account. The nonemployee directors also may elect to receive common stock of the Company at current fair market value, in lieu of cash retainer. Information regarding accumulated deferred stock is set forth in the section entitled “Common Stock Ownership of Directors and Executive Officers.”  Currently, 91 percent of director compensation is paid in 3M stock.

Stock Ownership Guidelines — The Board also approved stock ownership guidelines that provide that each director should attain over her or his three-year term an investment position in 3M’s stock (including deferred stock) equal to two times the annual retainer. All directors currently meet these stock ownership guidelines.

Matching Gift Program — The nonemployee directors are eligible to participate in the matching gift program on the same terms as 3M employees. Under this program, the 3M Foundation will match up to a total of $5,000 a year in contributions by the director to eligible institutions of higher education or public broadcasting organizations.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

The Company has a long-standing policy that directors are expected to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending. All directors attended last year’s Annual Meeting of Stockholders.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms of three directors will expire at the 2005 Annual Meeting. Directors elected at the 2005 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2008 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company’s executive officers and directors.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board of Directors. If any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

Nominees for Terms to Expire at the 2008 Annual Meeting:

Vance D. Coffman, 60, Chairman of the Board, Lockheed Martin Corporation, a high technology aerospace and defense company. Dr. Coffman served in various executive capacities at Lockheed Martin Corporation before becoming Chairman and Chief Executive Officer in 1998. He retired as Chief Executive Officer in 2004. Dr. Coffman is on the board of the following public companies in addition to 3M and Lockheed Martin Corporation: Bristol-Myers Squibb Company and Deere & Company.

Director since 2002.

Rozanne L. Ridgway, 69, Former Assistant Secretary of State for Europe and Canada. Ambassador Ridgway served in the U.S. Foreign Service from 1957 to 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland and to the German Democratic Republic, and from 1985 and until her retirement in 1989, Assistant Secretary of State for European and Canadian Affairs. Ambassador Ridgway served as President until 1993 and Co-Chair until mid-1996 of the Atlantic Council of the United States, an association to promote better understanding of major foreign policy issues. Ambassador Ridgway is on the boards of the following public companies in addition to 3M: The Boeing Company, Emerson Electric Co., Manpower Inc., and Sara Lee Corporation. She is also a director in three funds in the American Funds complex.

Director since 1989.

Louis W. Sullivan, 71, President Emeritus, Morehouse School of Medicine, Atlanta, Georgia. Since completion of his medical training, Dr. Sullivan has held both professional and administrative positions in health care facilities and medical training institutions. He joined Morehouse College as Professor of Biology and Medicine in 1975 and was the founding dean and director of the Medical Education Program at the college. He was named President of Morehouse School of Medicine in 1981. He served as Secretary, United States Department of Health and Human Services, from 1989 to 1993. He returned to Morehouse School of Medicine in 1993. Dr. Sullivan retired as President in 2002. Dr. Sullivan is on the boards of the following public companies in addition to 3M: Bio-Sante Pharmaceuticals, Bristol-Myers Squibb Company, CIGNA Corporation, Georgia-Pacific Corporation, Henry Schein, Inc., Inhibitex, Inc., and United Therapeutics Corporation. Dr. Sullivan will retire from the Board of Directors at the May 2006 Annual Meeting of Stockholders in accordance with the Board’s retirement policy described in the Corporate Governance Guidelines in Appendix A. Dr. Sullivan also informed the Company that he will retire from the boards of several other public companies in 2006.

Director since 1993.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the foregoing nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless a contrary vote is specified.

The Company’s directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws. Information regarding the business experience of the incumbent directors is provided below.

Directors Whose Terms Expire at the 2006 Annual Meeting:

Linda G. Alvarado, 52, President and Chief Executive Officer, Alvarado Construction, Inc. In 1976, Ms. Alvarado founded Alvarado Construction, Inc. and has overseen the growth of that enterprise as a commercial general contracting firm. Ms. Alvarado is on the boards of the following public companies in addition to 3M: Lennox International Inc., Pitney Bowes, Inc., The Pepsi Bottling Group, Inc., and QWEST Communications International, Inc.

Director since 2000.

Edward M. Liddy, 59, Chairman, President and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company, since 1999. He served as President and Chief Operating Officer of The Allstate Corporation from 1994 to 1998. Before joining Allstate, Mr. Liddy was Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is on the boards of the following public companies in addition to 3M and The Allstate Corporation: Goldman Sachs Group, Inc., and The Kroger Co.

Director since 2000.

Robert S. Morrison, 62, Retired Vice Chairman of PepsiCo, Inc., a processor of packaged foods and beverages. Mr. Morrison served as Vice Chairman of PepsiCo, Inc. from 2001 to February 2003. From 1997 until the 2001 merger with PepsiCo, Mr. Morrison was Chairman, President and Chief Executive Officer of The Quaker Oats Company. Mr. Morrison is on the boards of the following public companies in addition to 3M: AON Corporation, Illinois Tool Works, Inc., and the Tribune Company.

Director since 2002.

Aulana L. Peters, 63, Retired Partner, Gibson, Dunn & Crutcher LLP. Mrs. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1980 to 1984 and 1988 to 2000. From 1984 to 1988, she served as a Commissioner of the Securities and Exchange Commission. From January 2001 to April 2002, Mrs. Peters served as a member of the Public Oversight Board (“POB”) of the American Institute of Certified Public Accountants. Mrs. Peters has also served as a member of the Steering Committee for Financial Accounting Standards Board’s Financial Reporting Project and a member of the POB’s Blue Ribbon Panel on Audit Effectiveness. Currently, Mrs. Peters serves on the U.S. Comptroller General’s Accountability Advisory Panel and is a member of an international public oversight board which will oversee the standard setting processes of the International Federation of Accountants in the areas of audit performance, quality control, assurance, independence and ethical standards for auditors. Mrs. Peters is on the boards of the following public companies in addition to 3M: Deere & Company, Merrill Lynch & Co., Inc., and Northrop Grumman Corporation.

Director since 1990.

Directors Whose Terms Expire at the 2007 Annual Meeting:

Edward A. Brennan, 71, Retired Chairman of the Board, President, and Chief Executive Officer, Sears, Roebuck and Co., a merchandising company. Mr. Brennan retired from Sears in 1995. Mr. Brennan is on the boards of the following public companies in addition to 3M: AMR Corporation, The Allstate Corporation, Exelon Corporation, McDonald’s Corporation, and Morgan Stanley.

Director since 1986.

Michael L. Eskew, 55, Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc., since 2002. Mr. Eskew was appointed Executive Vice President in 1999 and Vice Chairman in 2000 before becoming Chairman and Chief Executive Officer in January 2002. Mr. Eskew is on the board of the following public company in addition to 3M and United Parcel Service:  International Business Machines Corp.

Director since 2003.

W. James McNerney, Jr., 55, Chairman of the Board and Chief Executive Officer since 2001. Before joining 3M in 2001, Mr. McNerney was President and Chief Executive Officer, GE Aircraft Engines from 1997-2000, and served in numerous executive capacities at General Electric Company from 1982 to 1997. Mr. McNerney is on the boards of the following public companies in addition to 3M: The Boeing Company and the Procter & Gamble Company.

Director since 2001.

Kevin W. Sharer, 57, Chairman of the Board and Chief Executive Officer, Amgen Inc., a biotechnology company, since 2000. Mr. Sharer joined Amgen in 1992 as its President and Chief Operating Officer and served in that capacity until elected Amgen’s Chairman and Chief Executive Officer in 2000. Mr. Sharer is on the boards of the following public companies in addition to 3M and Amgen: Northrop Grumman Corporation and Unocal Corporation.

Director since 2001.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2005. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection.

During 2004, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. For a description of those services and the fees paid, see section entitled “Fees of Independent Registered Public Accounting Firm.”

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted “FOR” ratification unless a contrary vote is specified.

PROPOSAL NO. 3

APPROVE THE ADOPTION OF THE

2005 MANAGEMENT STOCK OWNERSHIP PROGRAM

On February 14, 2005, the Compensation Committee recommended and the Board of Directors adopted the 2005 Management Stock Ownership Program (the “2005 Program”), subject to stockholder approval. The 2005 Program is intended to be a successor to the Company’s 2002 Management Stock Ownership Program, which will expire immediately prior to the 2005 Annual Meeting. With minor exceptions, the 2005 Program is similar to previous management stock plans approved by the Company’s stockholders.

Vote Required

Approval of the adoption of the 2005 Program requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Summary of the 2005 Program

The following is only a summary of the 2005 Program and is subject, in all respects, to the full text of the 2005 Program, a copy of which is attached to this proxy statement as Appendix F.

1. What is the Purpose of the 2005 Program?

The purpose of this 2005 Program is to help the Company attract and retain outstanding employees, and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the other stockholders of the Company. It has been the policy of the Company to encourage employee participation as stockholders and the Company believes that employee stock ownership has been an important factor contributing to the Company’s growth and progress.

2. Who is Eligible to Participate in the 2005 Program?

Participation in the 2005 Program is limited to employees of the Company and those of its subsidiaries and affiliates designated by the Board of Directors. Eligibility criteria, the number of Participants, and the size of all awards to individual employees will be determined by the Compensation Committee (or by the officers of the Company to whom it delegates such authority). It is anticipated that approximately 12,000 employees will participate, including all of the Named Executive Officers referenced in the Summary Compensation Table (with the exception of Dr. Reich, who has retired). No individual employee may be granted Awards under the 2005 Program with respect to more than 3,000,000 shares of the Company’s common stock.

3. How Many Shares Are Available for Awards?

The number of shares of the Company’s common stock that may be issued or delivered as a result of stock options, restricted stock, restricted stock units or other stock awards granted during the term of the 2005 Program, or made subject to stock appreciation rights granted during the term of the 2005 Program, will not exceed 36,750,000. Any shares issued or delivered as a result of awards granted during the term of the 2005 Program other than stock options or stock appreciation rights settled exclusively in common stock will be counted against the 36,750,000 share limit as 2.45 shares for every one share issued in connection with such award or by which the award is valued by reference. The necessary shares will be made available at the discretion of the Board of Directors from authorized but unissued shares, treasury shares, or shares reacquired by the Company under corporate repurchase programs.

4. Who Administers the 2005 Program?

The Compensation Committee will administer the 2005 Program. The Committee has full power and authority to select the Participants, interpret the Program, continue, accelerate, or suspend the exercisability or vesting of an Award, and adopt such rules and procedures for operating the Program as it may deem necessary or appropriate. Its power and authority shall include, but not be limited to, making any amendments to or modifications of the 2005 Program which may be required or necessary to make such Program comply with the provisions of any laws or regulations of any country or unit thereof in which the Company operates.

The Company has retained E*TRADE Business Solutions Group, Inc. to perform day-to-day administrative services with respect to the 2005 Program.

5. What Types of Awards May Be Granted Under the 2005 Program?

(a)            Incentive Stock Options — Incentive stock options are options to purchase shares of the Company’s common stock that qualify for favorable income tax treatment under U.S. income tax laws. Each incentive stock option granted under the 2005 Program will have a purchase price equal to 100 percent of the fair market value of a share of common stock on the date the option is granted. Each incentive stock option granted under the 2005 Program will have a term of 10 years, and will become exercisable at the time or times established by the Compensation Committee.

(b)           Nonqualified Stock Options — Nonqualified stock options are options to purchase shares of the Company’s common stock that do not qualify for favorable tax treatment under U.S. income tax laws. Each nonqualified stock option granted under the 2005 Program will have a purchase price equal to no less than 100 percent of the fair market value of a share of common stock on the date the option is granted. Nonqualified stock options granted under the 2005 Program will become exercisable and will expire at such time or times as shall be established by the Compensation Committee. However, no nonqualified stock option will expire later than 10 years after the grant date (except that the Committee may extend the exercise period for nonqualified stock options granted to Participants in any country or countries for an additional period of up to one year if and to the extent necessary to prevent adverse tax consequences to such Participants under the laws of such country).

(c)            Progressive Stock Options — Progressive stock options are additional nonqualified stock options that the Compensation Committee may grant to certain Participants who exercise other 3M nonqualified stock options granted under the 2002 Management Stock Ownership Program or its predecessors, and who make payment of all or part of the purchase price and withholding taxes, if any, in shares of the Company’s common stock. The number of shares subject to each progressive stock option would be equal to the number of shares of common stock utilized by the Participant to effect payment of the purchase price and withholding taxes, if any, for such other nonqualified stock option. Each progressive stock option granted under the 2005 Program will have a purchase price equal to 100 percent of the fair market value of a share of common stock on the date of exercise of the other nonqualified stock option, which will be the grant date of such progressive stock option. Each progressive stock option granted under the 2005 Program will become exercisable six months after the grant date, and will expire at the same time the other nonqualified stock option exercised by the Participant would have expired. Progressive stock options will not be granted with respect to the exercise of nonqualified stock options granted under the 2005 Program.

(d)           Stock Appreciation Rights — A stock appreciation right means the right of a Participant to receive a payment in cash or shares of the Company’s common stock based on the increase in value of shares of the Company’s common stock between the date the right is granted and the date it is exercised by the Participant. A stock appreciation right will be exercisable during the period determined by the Compensation Committee, but in no event will this period be longer than 10 years from the date of grant. Each stock appreciation right will become exercisable at the time or times determined by the Compensation Committee. A Participant will not be required to make any payment in order to exercise a stock appreciation right, except for any applicable withholding taxes.

(e)            Restricted Stock — Restricted stock is actual shares of the Company’s common stock granted to a Participant subject to certain conditions established by the Compensation Committee. Until these conditions are satisfied by the Participant or waived by the Committee, (1) the Participant may not transfer or dispose of the restricted stock, (2) the shares are held in custody by the Company for the Participant’s account, (3) the participant has the rights and privileges of a stockholder, including the right to vote the shares, and (4) dividends on the shares may either be paid to the Participant or withheld and credited to the Participant’s account (with interest), as determined by the Compensation Committee. One of these conditions will be a requirement that the Participant remain employed by the Company until the restricted stock becomes vested. If the Participant’s employment with the Company ends before the restricted stock has vested (or before any of the other conditions have been satisfied), the shares are forfeited. Once the conditions have been satisfied or waived and the restricted stock has vested, the Participant will become entitled to receive the shares of common stock free from any restrictions on transfer or sale.

(f)                Restricted Stock Units — Restricted stock units are units granted to a Participant having a value equal to a share of the Company’s common stock, and subject to certain conditions established by the Compensation Committee. Unlike restricted stock, no actual shares of the Company’s common stock are created or set aside for a Participant upon the grant of restricted stock units and the Participant generally does not have the rights and privileges of a stockholder. However, dividend equivalents on the restricted stock units may either be paid to the Participant or withheld and reinvested in additional restricted stock units, as determined by the Compensation Committee. One of the conditions applicable to each restricted stock unit will be a requirement that the Participant remain employed by the Company until the restricted stock unit becomes vested. If the Participant’s employment with the Company ends before the restricted stock unit has vested (or before any of the other conditions have been satisfied), the units are forfeited. Once the conditions have been satisfied or waived and the restricted stock units have vested, the Participant will be entitled to receive shares of the Company’s common stock having a value equal to the value of the restricted stock units and free from any restrictions on their transfer or sale.

(g)           Other Stock Awards — The 2005 Program authorizes the Compensation Committee to make additional awards of the Company’s common stock besides those described above, subject to such terms and conditions as it may determine in its sole discretion.

6. How Do Participants Make Payment for Awards?

Payment of the purchase price for shares of the Company’s common stock subject to an option granted under the 2005 Program may be made in the form of cash or shares of the Company’s common stock. If payment is made in shares of common stock, such shares will be valued at 100 percent of their fair market value on the day the Participant exercised his or her option or, as regards a withholding tax, such other date when the tax withholding obligation becomes due. A Participant making payment in shares of the Company’s common stock need not actually surrender such shares, but may instead receive the net number of shares receivable upon the exercise of an option after paying the purchase price and any applicable withholding taxes by giving satisfactory evidence of ownership.

7. Are There Any Restrictions on Transferring Awards?

With a limited exception described below, the 2005 Program prohibits the transfer, assignment or pledge of any award granted under the Program. However, in the event of the death of a Participant who holds unexercised options or stock appreciation rights, the 2005 Program permits such options or rights to be exercised within two years following the date of death (but not beyond the original expiration date) by the Participant’s estate or by a person who acquired the right to exercise such options or rights by reason of the death of the Participant.

The 2005 Program authorizes the Compensation Committee, in its sole discretion, to permit certain Participants to transfer ownership of all or any portion of the nonqualified stock options granted to them under the 2005 Program to their immediate family members, a trust for the exclusive benefit of such immediate family members, or a partnership in which immediate family members are the only partners. Individuals who elect to transfer ownership of such nonqualified stock options may not receive any consideration for making such transfer, and they remain responsible for the payment of all withholding taxes due upon exercise of the transferred options. Following transfer, any such options remain subject to the same terms and conditions as were applicable immediately prior to transfer.

8. Under What Circumstances Are Awards Terminated?

(a)            Stock Options and Stock Appreciation Rights — All stock options and stock appreciation rights granted under the 2005 Program terminate 90 days after the termination of a Participant’s employment with the Company for any reason other than retirement, death, disability or a disqualifying termination. All stock options and stock appreciation rights granted under the 2005 Program terminate immediately upon the disqualifying termination of a Participant’s employment with the Company. If a Participant dies before exercising all of his or her stock options and stock appreciation rights, the remaining options and rights may be exercised within the two years following the date of death (but not beyond the original expiration date) by the Participant’s estate or by a person who acquired the right to exercise such options and rights by reason of the death of the Participant.

(b)           Restricted Stock and Restricted Stock Units — Unless the Compensation Committee in its discretion waives all conditions for the vesting of a Participant’s restricted stock or restricted stock units, all shares of restricted stock and all restricted stock units granted to a Participant under the 2005 Program that have not already vested shall be forfeited upon the termination of such Participant’s employment with the Company. However, all conditions for the vesting of a Participant’s restricted stock or restricted stock units automatically lapse upon the death of such Participant, and a certificate for such shares shall be delivered to the Participant’s estate, representative or beneficiary.

(c)            Exceptions — Notwithstanding the previous rules, if a Participant’s employment with the Company is terminated before he or she has fully exercised a stock option or stock appreciation right under circumstances which the Compensation Committee believes to warrant special consideration, the Committee may permit such Participant to exercise the option or right (including any portion thereof not already exercisable at the time of termination) within two years following his or her termination of employment (but not beyond the expiration date of such option or right).

9. What are the Tax Consequences of the Awards?

The following discussion is intended to provide only a general outline of the federal income tax consequences of participation in the 2005 Program and the receipt of awards thereunder by Participants subject to U.S. taxes. It does not address any other taxes imposed by the United States or any state or political subdivision thereof, or the tax consequences applicable to Participants who are not subject to U.S. taxes.

(a)            Incentive Stock Options — Although the Compensation Committee does not intend to use such authority at the present time, the 2005 Program does authorize the granting of incentive stock options (ISO) that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. A Participant who exercises an ISO does not recognize ordinary income at the time of exercise, and the Company is not entitled to a tax deduction. Upon the sale of shares obtained by exercising an ISO after the shares have been held more than one year, the excess of the sale price over the purchase price is taxed as long-term capital gain. If the shares are sold within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the purchase price is taxed as ordinary income, and the Company gets a tax deduction for this amount. The remaining gain, if any, is taxed as short-term capital gain. Unless the shares obtained by exercising an ISO are sold within the same calendar year as they are purchased, the exercise of such option will increase the participant’s income for purposes of the alternative minimum tax. The amount of income will equal the amount by which the fair market value of the shares purchased as of the date of exercise exceeds the purchase price paid for such shares. If a Participant is required to pay alternative minimum tax as a result of exercising an ISO, the amount paid can be carried over and credited against the Participant’s regular income tax liability in subsequent years.

(b)           Nonqualified Stock Options — A Participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the purchase price. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The excess of the proceeds from any subsequent sale of the shares purchased over the fair market value on the date of exercise is taxed as long-term capital gain if the shares are held more than one year and as short-term capital gain if held one year or less.

(c)            Restricted Stock and Restricted Stock Units — A Participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock or restricted stock units. When the shares or units vest, the Participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares at that time less the amount, if any, paid for the shares, and the Company will be entitled at that time to a deduction in the same amount. However, a Participant may elect to recognize taxable ordinary income in the year the shares of restricted stock or restricted stock units are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to the restrictions, over the amount, if any, paid for the shares. In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss realized by the Participant upon the subsequent disposition of the shares will be taxed as short- or long-term capital gain but will not result in any further deduction for the Company.

10. What Happens if There is a Change in Control?

(a)            The 2005 Program provides for the acceleration of vesting and other rights in and to awards under the 2005 Program in the event of a “change in control.” The 2005 Program defines a “change in control” to have occurred in either of the following events:

i.                   when any individual or entity shall have accumulated or own beneficially 20 percent or more of the combined voting power of the Company’s then outstanding securities in any capacity other than as a trustee or fiduciary of an employee benefit plan of the Company, unless a majority of the Continuing Directors (as defined in Article Thirteenth of the Company’s Certificate of Incorporation) determine in their sole discretion that a change in control has not occurred; or

ii.                when the Continuing Directors shall fail to constitute a majority of the Company’s Board of Directors.

(b)           In the case of stock options and stock appreciation rights, a change in control shall result in the options and rights becoming immediately exercisable in full and remaining so for at least a minimum period of six months following the change in control, but in no event beyond the original expiration dates.

(c)            In the case of restricted stock, restricted stock units or other awards, a change in control shall result in the immediate vesting of all shares of restricted stock and all restricted stock units and any conditions originally established by the Compensation Committee with respect to other awards lapsing and becoming void, and stock certificates for the number of shares represented by such awards under the 2005 Program shall be immediately deliverable to the Participants.

11. How Long Will the 2005 Program Remain in Effect, and May it be Changed?

The 2005 Program will become effective on the date it is approved by the requisite vote of stockholders and expires on the third anniversary of the effective date (unless it is terminated before then). The Board of Directors may at any time terminate or amend the 2005 Program, except that no amendment may be made without the prior approval of 3M stockholders that would either (1) authorize the issuance or delivery of (or the granting of stock appreciation rights with respect to) more than 36,750,000 shares of the Company’s common stock, or (2) permit the granting of awards with purchase prices lower than those described in Q&A 5 above. No amendment or termination of the 2005 Program will adversely affect awards previously granted.

Equity Compensation Plan Information

The following table shows the number of options or other awards currently outstanding, as well as the number of shares remaining available for grant under the 2002 Management Stock Ownership

Program, the 1997 General Employees Stock Purchase Plan (GESPP), and the 1992 Directors Stock Ownership Program as of December 31, 2004.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by security holders
MSOP	78,293,754	*	$58.70	*	7,869,168	*
GESPP	—		—		13,751,060
Non-employee directors	—		—		560,733	*
Subtotal	78,293,754		$58.70		22,180,961
Equity compensation plans not approved by security holders	—		—		—
Total	78,293,754		$58.70		22,180,961

*     As of February 28, 2005, there were 76,234,375 options outstanding under the MSOP, with a weighted-average exercise price of $59.19 and a weighted-average term to expiration of 6.03 years. As of February 28, 2005, the number of securities available for issuance under the MSOP and Directors Stock Ownership Program were 7,866,992 and 559,412, respectively.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the proposal to approve the adoption of the 2005 Management Stock Ownership Program. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless a contrary vote is specified.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

3M has received a stockholder proposal from Patience Pierce, Dorothy Goldberg, David Goldberg, Patricia Berman, and Marlis Shaffer (the “Proponents”). The Proponents have requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

This Proposal is submitted by a collective of concerned shareholders.1

WHEREAS, statistics published by research oversight bodies in North America and Europe document that the vast majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements2  and that such testing is on the rise;3  and

1                      The proponents of this Resolution are Patience Pierce, Dorothy Goldberg, David Goldberg, Patricia Berman, and Marlis Shaffer.

2                      CCAC Animal Use Survey - 2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm

3                      Statistics of Scientific Procedures on Living Animals - Great Britain - 2002. http://www.official-documents.co.uk/document/cm58/5886/5886.htm

WHEREAS, nearly 60% of animals used in regulatory testing suffer pain ranging from moderate to severe, all the way to pain near, at, or above the pain tolerance threshold,4 generally without any pain relief; and

WHEREAS, non-animal test methods are generally less expensive,5 more rapid, and always more humane, than animal-based tests; and

WHEREAS, unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogencity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

NOW THEREFORE BE IT RESOLVED, that the shareholders request that the Board:

1.               Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2.               Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

3.               Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Supporting Statement: This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.6  Several non-animal methods have also been adopted as Test Guidelines by the OECD7 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

4                      CCAC Animal Use Survey - 2001

5                      Derelanko MJ and Hollinger MA (Eds.). (2002). Handbook of Toxicology, Second Ed, 1414 pp. Washington, DC: CRC Press.

6                      ECVAM website: http://ecvam,jrc.it

7                      OECD test guidelines:

http://www.oecd.org/document/22/0,2340,en_2649_34377_1916054_1_1_1_1,00.html

Board’s Statement Opposing the Proposal

3M is supportive of the principle of protecting the comfort and welfare of animals that underlies the proposal, but must oppose the proposal for two reasons. First, 3M is already doing what it can to minimize the use of animal testing, and second, existing technology and regulatory requirements do not permit 3M to use the proposed non-animal alternatives for all of its products.

3M is obligated to ensure that its products are effective and safe. At present, this requires the judicious use of laboratory animals in research and development of some products. 3M looks forward to the day when science has developed to the point where the use of animals no longer is required to establish the efficacy and safety of its products. Until then, 3M is committed to the use of alternatives to animals when feasible and subscribes to the recognized principles of replacement, reduction and refinement.*  When animal studies are deemed necessary, animals are treated humanely, ethically, and in accord with accepted veterinary practices to promote their comfort and well-being; their use is scientifically justified; and their care and treatment are carefully scrutinized by an effective institutional animal care and use review process. Facilities in which animals are used must meet or exceed all applicable standards and regulations governing animal care and use.

3M uses state-of-the-art technologies to minimize its reliance on animal testing and to reduce the number of animals used in individual projects. Over the past five years, 3M has significantly reduced its use of regulated laboratory animals through rigorous reviews of scientific literature and other available data. Efforts are made to make sure that research proposals do not duplicate earlier work and to discover if relevant data have already been published.

3M also has demonstrated its commitment to replacing animal-based tests with non-animal methods through its funding of research of alternatives to animal testing. 3M has contributed for more than 10 years to the Johns Hopkins Center for Alternatives to Animal Testing and 3M’s management actively participates in the Center’s activities through board representation.

The proposal disregards the breadth of 3M’s products and operations. 3M is a diversified technology company with subsidiaries in more than 60 countries that manufactures and sells more than 50,000 products in nearly 200 countries. For some of 3M’s products, government agencies, such as the Food and Drug Administration and the Environmental Protection Agency expressly require that laboratory animal tests be conducted. Selected non-animal tests that may be acceptable in one country or by one regulatory agency for one type of product or use of that product are often not acceptable in another country or by another regulatory agency for that same product or use.

A requirement to petition applicable regulatory agencies that require safety testing to accept non-animal alternatives as total replacements for animal-based methods misses the point where alternatives are not effective for all of our products.

Because the Company already limits animal testing to the greatest extent feasible, and because some animal testing is needed at this time to comply with regulatory and health requirements, the Company believes this proposal is not feasible and if adopted, would compromise the Company’s ability to develop and market useful products that meet necessary human safety and efficacy standards.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

*       “The Principles of Humane Experimental Techniques”, W.M.S. Russell & R.L. Burch, 1959.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

3M has received a stockholder proposal from Jane Segal of Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, CA 94559 (the “Proponent”). The Proponent has requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

WHEREAS: our company’s business practices in China respect human and labor rights of workers. The first nine principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights.

(1)           No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)           Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)           Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)           Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)           Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)           We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)           Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)           Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)           Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)    We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)    We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

Board’s Statement Opposing the Proposal

3M has long been recognized worldwide as an ethical and law-abiding company. Although the Company has business operations in more than 60 countries, 3M has only one set of business conduct policies and human resource principles that apply globally. These universal standards provide a framework for conducting business the right way — legally and ethically — everywhere 3M does business, including the People’s Republic of China. 3M opposes the proposal because adopting duplicative principles for one country is unnecessary and contrary to the benefits derived from one set of standards applicable to every country where we do business. 3M’s universal standards relate to and substantially implement each of the principles described in the proposal and include:

•       Fair Employment and Labor Practices: Our compensation for our workforce in China significantly exceeds minimum wage requirements. 3M values a diverse workforce and has extensive programs to identify, hire, educate and promote employees with a wide range of skills and attributes. 3M prohibits workplace harassment and respects workers’ freedom to associate with each other and organize. 3M has adopted strong worker protection principles that apply worldwide that prohibit the use of forced or bonded labor, or the employment of children under the minimum age established by local law.

•       Harassment-free Workplace: It is 3M policy that employees and others acting on 3M’s behalf are entitled to a working environment that is free of inappropriate behavior of all kinds and harassment because of age, disability, marital status, race or color, national origin, religion, sex or sexual orientation.

•       Environmental, Health and Safety: It is 3M policy to provide a safe and healthful workplace for its employees, and to minimize the impact of our production processes and products on the environment.

•       Supplier Expectations:  We also set specific expectations for our suppliers. These expectations state that a 3M supplier must, among others: (i) ensure that goods produced for 3M have been manufactured and sold in compliance with all applicable laws, rules and regulations; (ii) comply with all local country labor laws, including those related to wages, hours worked, working conditions and child labor; (iii) not use labor which is a result of mental or physical coercion, physical punishment, slavery or other oppressive labor conditions; (iv) comply with applicable country employment discrimination laws; (v) hire and employ workers in compliance with applicable laws; wages, benefits, and working hours are expected to be fair and reasonable in the local labor market; and (vi) provide workers with a safe and healthy work environment that is in compliance with applicable laws.

Each year, 3M publishes on its Web site a sustainability report that looks beyond financial reporting and marketplace performance to present a broader perspective of our Company and our values. This report provides our employees and a broad external audience with an overview of the management systems we apply to the economic, social, workforce and environmental aspects of our business. This report is available not only to the China Working Group referred to in the stockholder proposal, but to everyone. A copy of the report is available at: http://solutions.3m.com/wps/portal/_l/en_US/_s.155/115150/_s.155/113842.

In recognition of our commitment to sustainability, 3M has been selected for inclusion in the 2005 Dow Jones Sustainability Index that tracks the performance of sustainability-driven companies worldwide. This marks the fifth year that we have been included in the index and the fourth year that we have been named the leader in our category of diversified companies.

Our business touches a broad and diverse group of individuals and organizations — our employees, stockholders, customers, suppliers, and communities in which we operate. The Company’s universal standards effectively support its responsibilities to each of its stakeholders. We believe the Company’s global business conduct policies, human resource principles and management systems already address the objectives sought by the Proponent.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of February 28, 2005, for: (a) each director and the nominees for director; (b) Named Executive Officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of April 28, 2005 (60 days after February 28, 2005), through the exercise of any stock option or other right. Options exercisable within 60 days after February 28, 2005, are shown separately.

Beneficial Ownership Table

Name and Principal Position	Common Stock Beneficially Owned (1)		Options Exercisable (2)	Shares Held as Deferred Stock (3)	Total
Linda G. Alvarado, Director	4,899		—	3,986	8,885
Edward A. Brennan, Director	252		—	35,671	35,923
Vance D. Coffman, Director	0		—	6,336	6,336
Michael L. Eskew, Director	0		—	4,235	4,235
Edward M. Liddy, Director	0		—	10,610	10,610
Robert S. Morrison, Director	3,934		—	3,328	7,262
Aulana L. Peters, Director	2,443		—	30,456	32,899
Rozanne L. Ridgway, Director	2,576		—	39,889	42,465
Kevin W. Sharer, Director	878		—	5,938	6,816
Louis W. Sullivan, Director	1,689		—	17,431	19,120
W. James McNerney, Jr., Director, Chairman of the Board and Chief Executive Officer	230,279	(4)	2,232,352	0	2,462,631
Harold J. Wiens, Executive Vice President	57,361		318,095	0	375,456
Richard F. Ziegler Senior Vice President	16,616	(5)	45,444	0	62,060
Patrick D. Campbell Chief Financial Officer	18,085	(6)	125,367	0	143,452
Charles Reich, Executive Vice President (7)	64,281		302,040	0	366,321
All Directors and Executive Officers as a Group (29 persons) (8)	802,604		4,467,384	157,880	5,427,868

FOOTNOTES TO BENEFICIAL OWNERSHIP TABLE

(1)   “Common Stock Beneficially Owned” includes (a) stock held in joint tenancy, (b) stock owned as tenants in common, (c) stock owned or held by spouse or other members of the nominee’s household, (d) stock in which the nominee either has or shares voting and/or investment power, even though the nominee disclaims any beneficial interest in such stock, and (e) shares of profit sharing stock held by the Company and subject to forfeiture, as more fully described in footnotes 1 and 3 to the Summary Compensation Table. Options exercisable within 60 days after February 28, 2005, are shown separately.

(2)   Option prices for these shares range from $28.6348 to $86.6508 per share.

(3)   “Shares Held as Deferred Stock” by nonemployee directors represent the number of shares of the Company’s common stock, as of February 28, 2005, which the directors will receive upon termination of membership on the Board of Directors for any reason. These shares result from the voluntary election by the nonemployee directors to defer the payment of directors’ fees. No shares of common stock have as yet been issued, and the directors have neither voting nor investment powers in these shares of deferred stock.

(4)   Includes restricted shares that generally vest in increments of 10 percent over a ten-year period if the executive remains continuously employed by the Company and are subject to forfeiture under certain circumstances.

(5)   Includes restricted shares that generally vest in increments of one-third over a seven-year period if the executive remains continuously employed by the Company and are subject to forfeiture under certain circumstances.

(6)   Includes restricted shares that generally vest in increments of one-third over a three-year period if the executive remains continuously employed by the Company and are subject to forfeiture under certain circumstances.

(7)   Holdings reported through September 30, 2004, date insider status ended.

(8)   All directors and executive officers as a group owned beneficially less than one percent of the outstanding common stock of the Company.

SECURITY OWNERSHIP OF MORE THAN 5 PERCENT STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of more than 5 percent of the outstanding 3M stock as of December 31, 2004.

Name/Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Bank and Trust Company (“State Street”) (1) 225 Franklin Street Boston, MA 02110	62,033,807	7.97
Barclays Global Investors, NA (2) 45 Fremont Street San Francisco, CA 94105	46,705,056	6.01

(1)   State Street holds 7.97 percent of our outstanding common stock as trustee for certain 3M savings plans, including the Company’s Voluntary Investment Plan and Employee Stock Ownership Plan, a 401(k) retirement savings plan. Under the terms of the plans, State Street is required to vote shares allocated to the accounts of the participants in accordance with instructions received from such participants. Information is based on a Schedule 13G/A filed with the SEC on February 22, 2005. State Street disclaims beneficial ownership of all of the shares listed above.

(2)   The address and number of shares of 3M common stock beneficially owned by Barclays Global Investors, NA is based on the Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 14, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of our stock. 3M believes that during 2004, its directors and executive officers complied with all Section 16(a) filing requirements. In making this statement, 3M has relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the chief executive officer and the four other executive officers of 3M who, based on their salary and bonus compensation, were the most highly compensated for 2004 (the “Named Executive Officers”). All information set forth in this table reflects compensation earned by these individuals for services in 2004, as well as their compensation in 2003 and 2002.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Profit Sharing (Bonus) ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Options Granted #-Number of Shares (4)	Performance Unit Plan (LTIP) Payouts ($)	All Other Compensation ($)(5)
W. James McNerney, Jr.	2004	1,624,333	3,522,149	467,233	0	436,247	0	318,418
Chairman of the Board	2003	1,540,000	3,222,459	163,157	0	462,432	0	51,745
and Chief Executive	2002	1,400,000	3,310,830	167,721	0	430,000	0	142,762
Officer
Harold J. Wiens	2004	641,191	828,512	83,832	0	109,581	434,906	94,404
Executive Vice	2003	618,512	406,147	61,190	0	92,636	0	8,807
President	2002	566,419	472,791	21,394	0	94,952	505,575	4,778
Richard F. Ziegler	2004	636,000	823,473	4,927	0	50,201	0	87,010
Senior Vice President,	2003	600,000	775,311	29,705	760,500	46,000	0	19,054
Legal Affairs and
General Counsel
Patrick D. Campbell	2004	590,850	501,092	0	0	72,162	0	68,941
Senior Vice President	2003	540,111	442,392	6,677	0	44,000	0	26,517
and Chief Financial	2002	412,500	392,579	115,403	339,810	88,000	0	7,110
Officer
Charles Reich	2004	608,269	483,283	255	0	137,216	437,520	59,821
Executive Vice	2003	579,304	458,419	2,339	0	105,782	543,366	8,807
President (Retired	2002	495,430	468,284	9,704	0	97,098	432,895	4,778
effective January 1,
2005)

Footnotes to Summary Compensation Table

(1)   Generally, profit sharing is paid in cash; however, the Named Executive Officers have in the past, and may in the future, receive a portion of their profit sharing in restricted shares of the Company’s common stock as determined by the Compensation Committee. The restricted shares vest at the end of three years or at age 65, whichever occurs first, or upon death or permanent disability. For Mr. Ziegler, in 2004 Bonus includes $283,333 of a signing bonus payable to him in accordance with his employment agreement with the Company.

(2)   “Other Annual Compensation” includes perquisites or other personal benefits received by the named individuals to the extent that the aggregate amount thereof exceeds $50,000, amounts reimbursed to individuals during the year for payment of taxes and that portion of interest above market rates (as determined by the SEC) paid on that compensation voluntarily deferred by the individuals. For 2004, Mr. McNerney’s Other Annual Compensation includes $124,659 for the incremental cost of Company-required personal use of corporate aircraft and $126,627 for improvements to the security system at Mr. McNerney’s personal residence. For 2003 and 2002, Mr. McNerney’s Other Annual Compensation included $107,833 and $114,300, respectively, for the incremental cost of Company-required personal use of corporate aircraft.

(3)   Value as of the date of grant. As of December 31, 2004, Mr. McNerney held 154,000 shares of restricted stock that had a value of $12,638,780. These shares resulted from a grant of 220,000 shares of restricted stock made to Mr. McNerney in accordance with his employment agreement with the Company. These shares vest in increments of 10 percent on the 1st of January in the years 2002 through 2011 if he remains continuously employed by the Company. As of December 31, 2004, Mr. Ziegler held 12,000 shares of restricted stock that had a value of $984,840. These shares resulted from a grant of 12,000 shares of restricted stock made to Mr. Ziegler in accordance with his employment agreement with the Company. These shares vest in increments of 33-1/3 percent on the 1st of January in the years 2006, 2008, and 2010 if he remains continuously employed by the Company. As of December 31, 2004, Mr. Campbell held 2,000 shares of restricted stock that had a value of $164,140. These shares resulted from a grant of 6,000 shares of restricted stock made to Mr. Campbell in accordance with his employment agreement with the Company. These shares vest in increments of 33-1/3 percent on the 1st of February in the years 2003 through 2005 if he remains continuously employed by the Company. Dividends are paid on this restricted stock to the same extent and at the same time the Company pays dividends on its common stock. (For more information about this restricted stock, see the section entitled “Employment Contracts, Termination of Employment, and Change-in-Control Arrangements”). In addition, as of December 31, 2004, each of the Named Executive Officers held the following shares of restricted stock having the following values as a result of profit sharing compensation earned in years prior to 2002: Mr. McNerney, 6,832 shares having a value of $560,702; Mr. Wiens, 124 shares having a value of $10,177; and Dr. Reich, 110 shares having a value of $9,028.

(4)   The number of stock options shown in this column includes both annual grants of incentive and nonqualified stock options and Progressive Stock Options, which are described more fully in footnote 1 to the Option Grants in Last Fiscal Year Table.

(5)   “All Other Compensation” includes: (a) for years prior to 2003, the dollar value of premiums paid on behalf of the individual for the term portion of life insurance under the Company’s Senior Executive Split Dollar Plan, and that amount deemed to be compensation to the individuals under the Company’s Senior Executive Split Dollar Plan in accordance with rules developed by the SEC; (b) for 2003, the dollar value of premiums paid on behalf of the individual for term life insurance coverage provided in lieu of coverage under the Company’s Senior Executive Split Dollar Plan, or to reimburse the individual for premiums paid for life insurance under the Executive Life Insurance Plan; (c) for 2004, the dollar value of premiums paid on behalf of the individual under the whole life or universal life insurance policies issued to them under the Executive Life Insurance Plan; and (d) all amounts contributed by the Company to the account of each named executive under the Company’s 401(k) plans. For 2004, the dollar value of the premiums paid on behalf of the Named Executive Officers under the whole life or universal life insurance policies issued to them under the Executive Life Insurance Plan were $262,937 for Mr. McNerney, $85,492 for Mr. Wiens, $67,474 for Mr. Ziegler, $50,179 for Mr. Campbell, and $50,909 for Dr. Reich. During 2004 the amounts contributed by the Company to the accounts of the Named Executive Officers under the Company’s 401(k) plans were $55,480 for Mr. McNerney, $8,912 for Mr. Wiens, $19,536 for Mr. Ziegler, $18,762 for Mr. Campbell, and $8,912 for Dr. Reich.

Option Grants in Last Fiscal Year

The following table shows all grants of options to acquire shares of 3M common stock granted in 2004 to the Named Executive Officers.

	Individual Grants
Name	Options/ SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date(3)	Grant Date Present Value ($)(4)
W. J. McNerney, Jr.	375,000	2.800%	$84.400	5/11/2014	$7,612,500
	61,247	0.457%	$82.600	12/4/2010	$738,639
H. J. Wiens	67,426	0.503%	$84.400	5/11/2014	$1,368,748
	3,421	0.026%	$84.800	5/9/2005	$44,165
	519	0.004%	$84.800	5/14/2006	$6,700
	3,797	0.028%	$84.800	5/14/2006	$49,019
	369	0.003%	$84.800	5/13/2007	$4,764
	370	0.003%	$84.800	5/13/2007	$4,777
	3,340	0.025%	$84.800	5/12/2008	$43,119
	30,339	0.227%	$84.800	5/11/2009	$391,676
R. F. Ziegler	46,932	0.350%	$84.400	5/11/2014	$952,720
	3,269	0.024%	$78.850	5/13/2013	$39,424
P. D. Campbell	64,873	0.484%	$84.400	5/11/2014	$1,319,517
	7,289	0.054%	$80.950	5/8/2011	$84,042
C. Reich	81,621	0.609%	$84.400	5/11/2014	$1,656,906
	18,949	0.141%	$82.250	5/9/2010	$254,675
	36,646	0.274%	$82.250	5/8/2011	$492,522
All Optionees	13,391,850		$84.310		$264,765,122

Footnotes to Option Grants in Last Fiscal Year Table

(1)   The Company did not grant any stock appreciation rights (“SARs”) during 2004. The options shown for each individual include both annual grants of nonqualified stock options and grants of Progressive Stock Options (“PSOs”). Nonqualified options granted to certain participants are subject to a reload feature when exercised with the payment of the option price in the form of previously owned shares of the Company’s common stock. Such an exercise results in further grants of PSOs. The first grant shown for each individual is the annual grant. The remaining lines are PSOs. The PSO grants for each individual were made on a single date, but are, pursuant to SEC rules, shown in multiple lines because of different expiration dates.

PSO grants were made to participants who exercised nonqualified stock options and who paid the purchase price using shares of previously owned Company common stock. The PSO grant is for the number of shares equal to the shares utilized in payment of the purchase price and tax withholding, if any. The option price for the PSO is equal to 100 percent of the market value of the Company’s common stock on the date of the exercise of the primary option. The option period is equal to the remaining period of the options exercised.

The participant must have owned Company common stock used for payment for at least six months, and only one exercise of nonqualified options per participant per calendar year will be eligible for PSO grants by the Compensation Committee.

The presence of PSOs encourages early exercise of nonqualified stock options, without foregoing the opportunity for further appreciation, and promotes retention of the Company stock acquired.

In any event, a participant receiving an annual grant of nonqualified stock options can never acquire more shares of Company common stock through successive exercises of the primary option and subsequent PSO grants than the number of shares covered by the primary annual option grant from the Committee.

(2)   All options granted during the period were granted at the market value on the date of grant, as calculated from the average of the high and low prices reported on the New York Stock Exchange Composite Index. The option price shown for the “All Optionees” line is $84.310 and represents the weighted-average exercise price of the options granted in 2004.

(3)   The expiration date for the “All Optionees” line is shown as May 9, 2014, since that is the applicable date for the vast majority of options granted during 2004.

(4)   Pursuant to the rules of the SEC, the Company has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes pricing model. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. Among key assumptions utilized in this pricing model were: (i) that the time of exercise of stock options would be 73 months (39 months for PSOs) into the term of the option, which could be for terms as long as ten years, in recognition of the historical exercise patterns at the Company for these types of options; (ii) expected volatility of 23.8 percent (21.6 percent for PSOs); (iii) risk-free rate of return of 4.1 percent (2.7 percent for PSOs); and (iv) dividend yield rate of 2.2 percent. No adjustments for non-transferability or risk of forfeiture have been made. The Company expresses no opinion that the present value will, in fact, be realized and expressly disclaims any representation to that effect.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises during 2004 and the value of unexercised options at the end of 2004 for the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option/SAR Value
	Shares Acquired on	Value Realized	Number Of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options/SARs At FY-End ($)(1)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
W.J. McNerney, Jr.	81,999	$2,546,068.95	2,011,105	756,247	$48,265,561.42	$9,774,400.00
H. J. Wiens	70,966	$2,595,228.75	318,095	67,426	$5,556,987.70	$0.00
R. F. Ziegler	3,825	$65,005.88	42,175	50,201	$852,778.50	$10,526.18
P. D. Campbell	12,699	$322,230.05	103,301	88,162	$2,096,139.59	$425,683.68
C. Reich	83,095	$2,448,274.58	377,547	0	$4,827,063.79	$0.00
Total	252,584	$7,976,808.21	2,852,223	962,036	$61,598,531.00	$10,210,609.86

(1)   The “Value Realized” or the unrealized “Value of Unexercised In-the-Money Options at FY-End” represents the aggregate difference between the market value on the date of exercise or at December 31, 2004, in the case of the unrealized values, and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years. These stock options all have option periods of 10 years when first granted, and Progressive Stock Options have option periods equal to the remaining option period of the primary nonqualified options resulting in Progressive Stock Options.

Long-Term Incentive Plan Awards Table

The following table shows information on awards during 2004 under the Company’s Performance Unit Plan for the Named Executive Officers.

	Long-Term Incentive Plan Awards in Last Fiscal Year
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts Under Non-Stock Price Based Plans
			Threshold ($)	Target ($)	Maximum ($)
W. J. McNerney, Jr.	18,800	3 years	$0	$2,256,000	$6,768,000
H. J. Wiens	2,400	3 years	$0	$288,000	$864,000
R. F. Ziegler	2,400	3 years	$0	$288,000	$864,000
P. D. Campbell	2,400	3 years	$0	$288,000	$864,000
C. Reich	2,400	3 years	$0	$288,000	$864,000

Footnotes to Long-Term Incentive Plan Awards Table

(1)  The Company’s Performance Unit Plan (the “Plan”) provides long-term compensation to approximately 115 key management personnel based upon the Company’s attainment of long-term performance and growth criteria.

The Compensation Committee administers the Plan. The Committee has sole discretion in the selection of participants, performance criteria, size of awards, performance period, and the timing and form of payment, as well as all other conditions regarding awards.

Awards made in 2004 under the Performance Unit Plan are based on performance criteria that focus management attention on three key factors that create stockholder value: Economic Profit Growth, Sales Growth and Improvement in Net Working Capital Turns. The payout can vary from $0 to $360 per unit. More detail about current performance goals is available in the Report of the Compensation Committee.

The right to receive payment is contingent upon continued employment to the payment date, and is subject to forfeiture prior to the payment date in the event of termination of employment for any reason other than retirement under a pension plan of the Company, death, or physical or mental disability. Participants receiving awards during 2004, including the Named Executive Officers, will receive payment in 2006, provided that such individuals continue employment with the Company until such payment date (except in the event of death, retirement, or disability). Payment under the Plan may be made in cash, shares of the Company’s common stock, or any combination of cash and stock, at the discretion of the Compensation Committee. In the past, payment has been made only in cash.

(2)  The value of awards granted for 2004 will be determined by the Company’s attainment of Economic Profit Growth, Sales Growth and Improvement in Net Working Capital Turns performance criteria during a three-year performance period of 2004, 2005, and 2006. More detail about current performance goals is available in the Report of the Compensation Committee.

Employment Contracts, Termination of Employment, and
Change-In-Control Arrangements

Chief Executive Officer

3M has entered into an employment agreement with W. James McNerney, Jr. providing for his employment as Chief Executive Officer of the Company and for his election as Chairman of the Board of 3M. The initial term of the agreement ends on January 1, 2004, but, beginning on January 1, 2002, the term automatically extends so that the remaining term is always two years. The agreement provides for an initial base salary of $1,300,000 per year and for annual profit sharing initially designed to pay $2,200,000 per year, depending on the Company’s performance. The agreement also recognizes that Mr. McNerney will be entitled to participate in the same retirement and welfare benefit programs that the Company provides to other senior executives.

The agreement also required 3M to grant Mr. McNerney the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Stock Options — Effective December 4, 2000, Mr. McNerney was granted options to purchase 1,200,000 shares of 3M common stock at $51.525 per share. A portion of these options was designed to compensate Mr. McNerney for the restricted stock and stock options he forfeited upon leaving his prior employer. 800,000 of these options become exercisable in increments of 20 percent on the 1st of January in the years 2002 through 2006, and the remaining 400,000 of these options become exercisable in increments of one-third on the 1st of January in the years 2002 through 2004, in each case assuming he remains employed by the Company. All 1,200,000 options will become exercisable in full immediately upon termination of Mr. McNerney’s employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

Restricted Stock — In order to compensate Mr. McNerney for the restricted stock and stock options he forfeited upon leaving his prior employer, the Company also granted Mr. McNerney 220,000 shares of restricted stock. These shares of restricted stock vest in increments of 10 percent on the 1st of January in the years 2002 through 2011, assuming he remains employed by the Company, although such vesting accelerates in the event of the termination of Mr. McNerney’s employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

Performance Units — The Company granted Mr. McNerney 10,000 performance units for the performance period commencing January 1, 2001, and ending December 31, 2003, subject to the terms of the Company’s Performance Unit Plan. The value of these units and the amount paid to Mr. McNerney will depend on the performance of the Company, but in no event will the value be less than $100 per unit nor more than $200 per unit.

The agreement also requires 3M to provide Mr. McNerney supplemental retirement benefits. If he remains employed by 3M for at least ten years, the supplemental benefits will be equal in value to an annuity payable for his lifetime commencing at age 62 and based on 50 percent of his highest average annual compensation over a three-year period. If Mr. McNerney is employed by 3M for less than ten years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans or the pension plans of his prior employer. These supplemental retirement benefits vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

In the event that Mr. McNerney’s employment is terminated by the Company other than for cause, or if Mr. McNerney terminates his employment for good reason, then he will receive a lump-sum cash payment equal to three times his annual base salary and profit sharing. As a condition to receiving such payment, Mr. McNerney would be required to sign a release of all claims against the Company.

Chief Financial Officer

3M has also entered into an employment agreement with Patrick D. Campbell providing for his employment as Senior Vice President and Chief Financial Officer of the Company. The term of this agreement began on February 1, 2002, and ends on February 1, 2005. If Mr. Campbell’s employment with the Company continues beyond February 1, 2005, his employment would be governed by the same terms and conditions that apply to other similar executives of the Company. The agreement provides for an initial base salary of $450,000 per year and for annual profit sharing initially designed to pay $300,000 per year, depending on the Company’s performance. The agreement also recognizes that Mr. Campbell will be entitled to participate in certain retirement and welfare benefit programs that the Company provides to other senior executives, and will be entitled to reimbursement of his reasonable relocation expenses. For purposes of 3M’s postretirement medical program, Mr. Campbell will be credited with an opening retiree medical credit balance as if he had completed 12 years of service with the Company.

The agreement also required 3M to grant Mr. Campbell the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Stock Options — Effective February 1, 2002, Mr. Campbell was granted options to purchase 48,000 shares of 3M common stock at $55.965 per share. These options become exercisable in increments of one-third on the 1st of February in the years 2003 through 2005, assuming he remains employed by the Company. All 48,000 options will become exercisable in full immediately upon termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Campbell’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 48,000 options that have already become exercisable may be exercised by Mr. Campbell within 90 days following his resignation from the Company without good reason.

In May 2002, Mr. Campbell was granted options to purchase 40,000 shares of 3M common stock at $64.50 per share. All 40,000 options will become exercisable in full immediately upon termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Campbell’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 40,000 options that have already become exercisable may be exercised by Mr. Campbell within 90 days following his resignation from the Company without good reason.

Restricted Stock — The Company also granted Mr. Campbell 6,000 shares of restricted stock. These shares vest in increments of one-third on the 1st of February in the years 2003 through 2005, assuming he remains employed by the Company, although such vesting accelerates in the event of termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason.

Performance Units — The Company granted Mr. Campbell 2,400 performance units for the performance period commencing January 1, 2002, and ending December 31, 2004, subject to the terms of the Company’s Performance Unit Plan. These units will vest at the end of such three-year performance period, assuming he remains employed by the Company, although such vesting accelerates in the event of termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason. The value of these units and the amount paid to Mr. Campbell will depend on the performance of the Company, although in the event that the vesting of such units accelerates due to the termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason, the value of such units is limited to their par value ($120 per unit) multiplied by the ratio of the number of days he was employed by the Company to the total number of days between February 1, 2002, and December 31, 2004.

The agreement also requires 3M to provide Mr. Campbell supplemental retirement benefits. If he remains employed by 3M for at least ten years, the supplemental benefits will be payable in the form of an annuity payable for his lifetime commencing at age 60 and based on 45 percent of his highest average annual compensation over a four-year period. If Mr. Campbell is employed by 3M for less than 10 years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans and the pension plans of his prior employer. Once he has completed two years of employment with 3M, the sum of these supplemental retirement benefits and the benefits payable under 3M’s pension plans will not be less than $100,000 per year. These supplemental retirement benefits (other than the $100,000 minimum benefit, which vests after two years of employment with the Company) vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, or termination for good reason.

In the event that Mr. Campbell’s employment is terminated by the Company other than for cause, or if Mr. Campbell terminates his employment for a good reason, then he will receive a lump-sum payment equal to (i) two times his annual base salary and profit sharing if such termination occurs during the first five years following his employment commencement date, or (ii) one times his annual base salary and profit sharing if such termination occurs more than five but no more than 10 years following his employment commencement date. As a condition to receiving such payment, Mr. Campbell would be required to sign a release of all claims against the Company.

Senior Vice President, Legal Affairs and General Counsel

3M has also entered into an employment agreement with Richard F. Ziegler providing for his employment as Senior Vice President, Legal Affairs and General Counsel of the Company. The term of this agreement began on January 1, 2003, and ends on January 1, 2006. If Mr. Ziegler’s employment with the Company continues beyond January 1, 2006, his employment would be governed by the same terms and conditions that apply to other similar executives of the Company. The agreement provides for an initial base salary of $600,000 per year and for annual profit sharing initially designed to pay $400,000 per year, depending on the Company’s performance. The agreement also recognizes that Mr. Ziegler will be entitled to participate in the same retirement and welfare benefit programs that the Company provides to its other similarly situated executives, and will be entitled to reimbursement of his reasonable relocation expenses. For purposes of 3M’s postretirement medical program, Mr. Ziegler will be credited with an opening retiree medical credit balance as if he had completed 13 years of service with the Company.

The agreement also required 3M to pay Mr. Ziegler the following cash bonus and to grant him the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Cash Bonus — The agreement provides for a cash-signing bonus in the amount of $850,000, payable in equal installments on the 1st of January in the years 2003 through 2005, assuming Mr. Ziegler remains employed by the Company. Any unpaid installments would become payable in full immediately upon the termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, termination for good reason, or a change in control of the Company.

Stock Options — In May 2003, Mr. Ziegler was granted options to purchase 46,000 shares of 3M common stock at $61.85 per share. All 46,000 options will become exercisable in full immediately upon termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Ziegler’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 46,000 options that have already become exercisable may be exercised by Mr. Ziegler within 90 days following his resignation from the Company without good reason.

Restricted Stock — The Company also granted Mr. Ziegler 12,000 shares of restricted stock. These shares vest in increments of one-third on the 1st of January in the years 2006, 2008, and 2010,

assuming he remains employed by the Company, although such vesting accelerates in the event of termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, termination for good reason, or a change in control of the Company.

Performance Units — The Company granted Mr. Ziegler 2,400 performance units for the performance period commencing January 1, 2003, and ending December 31, 2005, subject to the terms of the Company’s Performance Unit Plan. These units will vest at the end of such three-year performance period, assuming he remains employed by the Company, although such vesting accelerates in the event of termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, or termination for good reason. The value of these units and the amount paid to Mr. Ziegler will depend on the performance of the Company, although in the event that the vesting of such units accelerates due to the termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, or termination for good reason, the value of such units is limited to their par value ($120 per unit) multiplied by the ratio of the number of days he was employed by the Company to the total number of days between January 1, 2003, and December 31, 2005.

The agreement also requires 3M to provide Mr. Ziegler supplemental retirement benefits. If he remains employed by 3M for at least nine years, the supplemental benefits will be payable in the form of an annuity payable for his lifetime commencing at age 62 and based on 45 percent of his highest average annual compensation over a four-year period. If Mr. Ziegler is employed by 3M for less than nine years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans. Once he has completed two years of employment with 3M, the sum of these supplemental retirement benefits and the benefits payable under 3M’s pension plans will not be less than $300,000 per year. These supplemental retirement benefits (other than the $300,000 minimum benefit, which vests after two years of employment with the Company) vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, or termination for good reason.

In the event that Mr. Ziegler’s employment is terminated by the Company other than for cause, or if Mr. Ziegler terminates his employment for a good reason, then he will receive a lump-sum payment equal to (i) two times his annual base salary and profit sharing if such termination occurs during the first three years following his employment commencement date, or (ii) one times his annual base salary and profit sharing if such termination occurs more than three but no more than ten years following his employment commencement date. As a condition to receiving such payment, Mr. Ziegler would be required to sign a release of all claims against the Company.

Retirement Benefits

The Company maintains a tax-qualified defined benefit pension plan for its eligible employees in the United States. Effective January 1, 2001, the Company amended this plan (the Employee Retirement Income Plan, or the “ERIP”) to include a pension equity feature for (1) employees hired or rehired on or after January 1, 2001, and (2) employees who voluntarily elected the pension equity feature during the one-time choice election period in 2001. Of the Named Executive Officers, Dr. Reich and Mr. Wiens participate in the non-pension equity portion of the ERIP (the Portfolio I Pension Plan), while Mr. McNerney, Mr. Ziegler, and Mr. Campbell participate in the pension equity portion of the ERIP (the Portfolio II Pension Plan). Retirement benefits under the ERIP are based on an employee’s years of service and average annual earnings during the employee’s highest four consecutive years of service. Since the Internal Revenue Code limits the amount of benefits that can be paid from the ERIP as well as the amount of compensation upon which such benefits may be earned, the Company also maintains several nonqualified pension plans for eligible employees. The following table shows the estimated annual benefits payable on retirement under both the ERIP and these nonqualified plans to the Company’s eligible employees in the United States.

Average Annual Earnings During the Highest Four Consecutive Years of Service (1)	Annual Portfolio I Retirement Benefits With Years of Service Indicated (2)
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 500,000	$73,460	$110,190	$146,921	$183,651	$220,381	$257,111	$285,861
750,000	110,960	166,440	221,921	277,401	332,881	388,361	431,486
1,000,000	148,460	222,690	296,921	371,151	445,381	519,611	577,111
1,250,000	185,960	278,940	371,921	464,901	557,881	650,861	722,736
1,500,000	223,460	335,190	446,921	558,651	670,381	782,111	868,361
4,500,000	673,460	1,010,190	1,346,921	1,683,651	2,020,381	2,357,111	2,615,861
5,000,000	748,460	1,122,690	1,496,921	1,871,151	2,245,381	2,619,611	2,907,111
5,500,000	823,460	1,235,190	1,646,921	2,058,651	2,470,381	2,882,111	3,198,361

Average Annual Earnings During the Highest Four Consecutive Years of Service (1)	Annual Portfolio II Retirement Benefits With Years of Service Indicated (2)
	5 Years	10 Years	15 Years	20 Years
$ 500,000	$41,156	$79,569	$115,238	$146,791
750,000	62,615	121,055	175,321	223,326
1,000,000	84,073	162,541	235,405	299,861
1,250,000	105,532	204,028	295,488	376,396
1,500,000	126,990	245,514	355,572	452,931
4,500,000	384,491	743,349	1,076,575	1,371,351
5,000,000	427,408	826,322	1,196,742	1,524,421
5,500,000	470,325	909,294	1,316,909	1,677,491

Footnotes to Pension Plan Tables

(1)  Earnings include base salary and profit sharing actually earned by the participant and does not include any other forms of remuneration. The benefits are computed on the basis of straight-life annuity amounts and are not subject to any deduction for social security or other offset amounts.

(2)  Under the Portfolio I plan, a participant may retire with an unreduced pension at age 60 (61 or 62 for employees born after 1942) and if the participant’s age and years of service total at least 90 (91 or 92 for employees born after 1942) he or she would receive a social security bridge to age 62. Under the Portfolio II plan, a participant may retire anytime after age 55 with at least five years of service and their pension is based on the total pension value determined at retirement converted to an actuarially equivalent annuity. The Named Executive Officers are presently entitled to the respective years of service credit set opposite their names:

W.J. McNerney, Jr.*.	4
H.J Wiens	37
R.F. Ziegler*	2
P.D. Campbell*	3
C. Reich	36

*                    As described above in the summaries of their employment agreements with the Company (in the section entitled “Employment Contracts, Termination of Employment, and Change-in-Control

Arrangements”), Mr. McNerney, Mr. Ziegler, and Mr. Campbell will be entitled to receive supplemental retirement benefits from the Company in addition to the annual retirement benefits shown in the Pension Plan Tables above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation of the Chief Executive Officer, annually reviews and approves the compensation for the other senior executives, evaluates the performance of the Chief Executive Officer, and annually prepares this report on executive compensation for inclusion in the proxy statement. The Committee’s membership is determined by the Board of Directors, and is composed solely of independent nonemployee directors.

Executive Compensation Philosophy and Practices

The Board believes that providing appropriate motivation of the Company’s executives and effective leadership are essential for establishing 3M’s preeminence in the markets we serve and creating an attractive investment for stockholders. The Committee is responsible to the Board for ensuring that Company executives are highly qualified and are compensated in a manner that aligns the interests of executives and stockholders. Consistent with this philosophy, the following core principles provide a framework for the Company’s executive compensation programs:

•       Total compensation must be competitive to attract the best talent to 3M; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value;

•       A significant portion (targeted at 65 percent to 89 percent) of an executive’s total compensation is variable and at risk and tied to both the annual and long-term financial performance of the Company, such as economic profit and stock price appreciation; and

•       Stock ownership is emphasized so that executives manage from an owner’s perspective. The Committee believes that broad and deep employee stock ownership effectively aligns the interests of employees with those of stockholders and strongly motivates executives to build stockholder value. The Committee has established specific stock ownership guidelines for key management employees and has created programs that encourage employees to have an ownership interest in the Company.

The Committee annually surveys the executive compensation practices of large industrial companies that are likely competitors for executive talent. The Committee’s objective of maintaining the total compensation at a competitive level has resulted in short-term compensation (base salary and profit sharing) being at or very close to the median and long-term compensation (Performance Unit Plan and stock options) in the 50th to 75th percentile, with more variability and risk based on Company performance.

Executive compensation is linked to Company performance compared to specific financial and nonfinancial objectives. These objectives range from achieving earnings and sales growth targets to upholding the Company’s Statement of Corporate Values (which include customer satisfaction through superior quality and value, attractive investor return, ethical business conduct, respect for the environment, and employee pride in the Company).

Components of Executive Compensation

The compensation program for executive officers consists of the following components: base salary, profit sharing, Performance Unit Plan, stock options, and (in appropriate circumstances) restricted stock. The Committee determines the amount of compensation under each component of executive compensation granted to the executive officers to achieve the appropriate ratio between performance-based compensation and other forms of compensation, and to reflect the level of responsibility of the executive officer.

Base Salary

The Committee establishes base salaries annually in relation to base salaries paid by companies included in the compensation surveys. Base salary for an executive officer is established each year based on (1) a compensation range corresponding to the executive’s responsibilities and (2) the executive’s overall individual job performance.

Profit Sharing

Profit sharing is variable compensation based on the quarterly economic profit of the Company and its business units. Economic profit is defined as quarterly net operating income minus a charge for operating capital used by the business. The economic profit measurement is directly related to the creation of stockholder value since it emphasizes the effective use of capital and solid profitable growth. Compensation paid under the profit sharing plan fluctuates based on Company performance.

The amount payable under this plan is based on the number of shares of profit sharing assigned to a participant, multiplied by an amount based on quarterly economic profit. The total amount paid under this plan to the Company’s five most highly compensated executive officers never exceeds one-half percent of the Company’s consolidated net income for any period, and no single executive officer ever receives more than one-sixth percent of the Company’s consolidated net income for any period. Profit sharing payments to these individuals are subject to limitations when individual amounts exceed specified relationships to planned compensation.

Currently, all profit sharing payments are made in cash. However, the plan does permit the Committee to pay all or a portion of the profit sharing payable to the Named Executive Officers in shares of the Company’s common stock.

Performance Unit Plan

The Performance Unit Plan is variable compensation based on the Company’s long-term performance. The amount payable with respect to each performance unit granted is determined by and is contingent upon attainment of the performance criteria selected each year by the Compensation Committee over the applicable three-year performance period (each year weighted equally).

The performance criteria selected by the Compensation Committee for performance units granted during 2004 were designed to focus management attention on three key factors that create stockholder value: Economic Profit Growth, Sales Growth, and Improvement in Net Working Capital Turns.

Performance Criteria:

(1)   “Economic Profit Growth” is the percentage amount by which the Economic Profit of the Company for a year exceeds the Economic Profit of the Company for the immediately preceding year;

(2)   “Sales Growth” is the percentage amount by which the Company’s worldwide organic sales growth (sales growth adjusted for acquisitions, inflation and currency effects) exceeds worldwide real sales growth as reflected in the Industrial Production Index of the top seven industrial nations in which the Company does business; and

(3)   “Improvement in Net Working Capital Turns” is the percentage amount by which the Net Working Capital Turns of the Company for a year increases from the Net Working Capital Turns for the immediately preceding year; where the term “Net Working Capital Turns” means the Company’s net sales during the fourth quarter of a year multiplied by four, and divided by the Company’s Net Working Capital as of the end of such year; and where the term “Net Working Capital” means the sum of the Company’s accounts receivable and inventories, minus the Company’s accounts payable.

Performance Unit Plan Payments:

The amount payable for each performance unit granted in 2004 is linked to the performance criteria of Economic Profit Growth, Sales Growth, and Improvement in Net Working Capital Turns. The amount payable may be anywhere from $0 to $360 per unit, depending on the performance of the Company during the three-year performance period ending on December 31, 2006. Payment for the units granted in 2004 will be made no later than June 2007, in the form (at the discretion of the Committee) of cash, stock, or a combination of cash and stock.

Stock Options and Restricted Stock

The objectives of the Management Stock Ownership Program are to help the Company attract and retain outstanding employees, and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the other stockholders of the Company. The Program authorizes the Committee to grant stock options, restricted stock, stock appreciation rights, and other stock awards to employees of the Company. Currently, the Committee makes annual grants of stock options under the Program to the executive officers. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, and generally expire ten years after the grant date. Stock options encourage executives to become owners of the Company, which further aligns their interests with those of the stockholders. These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted. Currently, the Committee has made grants of restricted stock under the Program only to selected executive officers and other employees in appropriate circumstances. These circumstances have included the hiring of new executive officers as well as the need to retain current executive officers. These shares of restricted stock vest over periods ranging from one to ten years after the grant date, which encourage the executives to remain employed by the Company until the shares have vested.

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in 3M and more closely align his or her interests with those of our stockholders. The guidelines provide that the CEO should attain an investment position in 3M’s stock equal to five times his or her annual base salary, Executive and Senior Vice Presidents should attain an investment position in 3M’s stock equal to three times their annual base salary, and Vice Presidents who are members of 3M’s Quarterly Management Council should attain an investment position in 3M’s stock equal to two times their annual base salary. While the stock ownership guidelines provide that executives attain these investment positions in 3M stock within five years of their appointment to these positions, most of our executives have already attained or exceeded these investment positions.

Chief Executive Officer Compensation

Effective January 1, 2001, the Company hired W. James McNerney, Jr. as Chairman of the Board and Chief Executive Officer and entered into an employment agreement. In determining Mr. McNerney’s compensation, the Board focused on competitive levels of compensation for CEOs managing companies of similar size and complexity and the importance of hiring a chief executive officer with the strategic, financial, and leadership skills to ensure the continued growth and success of the Company. In order to compensate Mr. McNerney for the restricted stock and stock options he forfeited upon leaving his prior employer, the Company also granted Mr. McNerney 220,000 shares of restricted stock. These shares of restricted stock vest in increments of ten percent on the 1st of January in the years 2002 through 2011, assuming he remains employed by the Company, although such vesting accelerates in the event of the termination of Mr. McNerney’s employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

The terms of Mr. McNerney’s employment agreement appear under “Employment Contract, Termination of Employment, and Change-In-Control Arrangements” of this proxy statement.

Subsequent to the hiring of Mr. McNerney and the negotiation of his employment agreement, the Committee has adjusted his compensation based on the same principles it follows in determining the compensation of the Company’s other senior executives.

This compensation generally consists of the same short-term and long-term components (base salary, profit sharing, Performance Unit Plan awards, and stock options) as those of other Named Executive Officers. A higher portion of Mr. McNerney’s total compensation is variable and at risk by being tied to quantifiable measures of the Company’s performance. These measures are Economic Profit, Economic Profit Growth, Improvement in Net Working Capital Turns, Sales Growth, and appreciation in the value of 3M stock.

In February 2005, the Committee approved a six percent increase in Mr. McNerney’s base salary (to $1.73 million) and annual planned performance — based profit sharing (to $2.95 million) respectively, effective February 1, 2005. The Committee approved this increase, which was subsequently ratified by all of the nonemployee directors of the Company, following its completion of an evaluation of Mr. McNerney’s performance during 2004. During 2004, the Committee also approved a long-term incentive award to Mr. McNerney in the form of 18,800 units under the Company’s Performance Unit Plan as well as a grant of 375,000 nonqualified stock options under the Company’s Management Stock Ownership Program. The Committee determined the size of this compensation increase as well as the Performance Unit Plan award and stock option grant based upon a review of competitive market data as well as Mr. McNerney’s individual performance.

Limit on Tax Deductible Compensation

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting compensation paid in any year to certain executives in excess of $1 million but does not subject performance-based compensation to this limit. The Committee continues to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Company’s success. Consequently, in any year the Committee may authorize nonperformance-based compensation in excess of $1 million. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

Conclusion

The Committee is satisfied that the short-term and long-term compensation paid to the executive officers of the Company is aligned with the Company’s strategic objectives and ensures that payouts are determined by Company and employee performance.

Submitted by the Compensation Committee

Edward A. Brennan, Chair

Robert S. Morrison

Rozanne L. Ridgway

Kevin W. Sharer

Louis W. Sullivan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are named in the preceding section. No members of the Compensation Committee were officers or employees of 3M or any of its subsidiaries during the year, were formerly 3M officers, or had any relationship otherwise requiring disclosure.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. In performing its oversight function, the Audit Committee has:

•       Considered and discussed the audited consolidated financial statements with management, which has primary responsibility for the financial statements;

•       Discussed with PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

•       Received the written disclosures and the letter from PwC required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of PwC with them; and

•       Reviewed the services provided by PwC, other than their audit services, and concluded that the PwC’s provision of such other services is compatible with PwC’s independence.

Based upon the review and discussions described above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Edward M. Liddy, Chair

Linda G. Alvarado

Vance D. Coffman

Michael L. Eskew

Aulana L. Peters

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of the independent registered public accounting firm (“Independent Accounting Firm”). The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the Independent Accounting Firm.

Before engagement of the Independent Accounting Firm for the next year’s audit, the Independent Accounting Firm will submit a detailed description of services it expects to render to the Company during that year for each of the following categories of services to the Audit Committee for approval:

1.    Audit services include audit work performed in the preparation of consolidated financial statements, as well as work that generally only the Independent Accounting Firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.    Audit related services are for assurance and related services that are traditionally performed by the Independent Accounting Firm, including due diligence related to mergers and acquisitions,

employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.    Tax services include all services performed by the Independent Accounting Firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.    Other services are those services not captured in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the Independent Accounting Firm to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the Independent Accounting Firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the Independent Accounting Firm.

The Audit Committee has delegated pre-approval authority to the chair of the committee. The chair must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2004, and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Audit and Non-Audit Fees ($ in millions)

	2003	2004
Audit Fees: (1)	$7.6	$11.2
Audit Related Fees: (2)	0.8	0.6
Tax Fees: (3)	1.3	1.4
All Other Fees:	0.0	0.0
Total	$9.7	$13.2

(1)          Audit fees consisted of audit work and review services, as well as work generally only the Independent Accounting Firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. Audit Fees for 2004 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).

(2)          Audit related fees consisted principally of audits of employee benefit plans and other attest services.

(3)          Tax fees consist principally of tax planning and compliance.

3M STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return for 3M common stock (assuming reinvestment of dividends) against the Standard & Poor’s 500 Stock Index and the Dow Jones Industrial Average (DJIA), both of which are well-known and published industry indices. The Company is included in both the S&P 500 Stock Index and the Dow Jones Industrial group of 30 companies. The Company, as a highly diversified manufacturer and seller of a broad line of products, is not easily categorized with other, more specific, industry indices.

The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in 3M stock and each index on December 31, 1999, as required by SEC rules, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2004.

Comparison of Five-Year Cumulative Total Return Among
3M, Dow Jones Industrial Average, and S&P 500 Index

3M Stock Performance (With Dividend Reinvestment)

Cumulative Return	1999	2000	2001	2002	2003	2004
3M	100.0	126.2	126.4	134.5	189.1	185.8
DJIA	100.0	95.3	90.1	76.6	98.2	103.5
S&P 500	100.0	90.9	80.1	62.5	80.4	89.1

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in 3M’s proxy statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than 5 p.m. Central Time on November 28, 2005. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to: Gregg M. Larson, Associate General Counsel and Secretary, 3M Company, 3M Center, Building 0220-13-W-39, St. Paul, MN 55144-1000. Such proposals must contain the information required under 3M’s Bylaws, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials, such as the stockholder continuing to own a minimum number of shares until the Annual Meeting and appearing in person or through an authorized representative at the meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s proxy statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the record stockholder no earlier than January 9, 2006, and no later than February 8, 2006. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary.

Proposals received by the Corporate Secretary after the dates mentioned will not be included in the proxy statement or acted upon at the Annual Meeting.

By Order of the Board of Directors.

GREGG M. LARSON

Associate General Counsel and Secretary

APPENDIX A

3M CORPORATE GOVERNANCE GUIDELINES

(As amended February 14, 2005)

The Board of Directors (the “Board”) of 3M Company (“3M” or the “Company”) has adopted these guidelines, which in conjunction with the Certificate of Incorporation, Bylaws and Board Committee charters, form the framework for governance of the Company.

A.              THE ROLES OF THE BOARD OF DIRECTORS AND MANAGEMENT

  1.       The Board of Directors — The business of the Company is conducted under the oversight of the Board of Directors. The Board selects the Chairman and Chief Executive Officer and delegates to the CEO the authority and responsibility to manage the Company’s operations. The Board of Directors serves as elected representatives of the shareholders, acts as an advisor and counselor to the CEO and senior management, and oversees management performance on behalf of shareholders. The Board also oversees the Company’s strategic and business planning process and reviews and assesses management’s approach to addressing significant risks facing the Company.

  2.       Management — The CEO and senior management are responsible for running the Company’s business operations.

B.              BOARD COMPOSITION AND LEADERSHIP

  1.       Chairman of the Board and Chief Executive Officer — The Board has the authority to decide whether the positions of Chairman and CEO should be held by the same person and shall determine the best arrangement for the Company and its shareholders in light of all relevant and changing circumstances. The Board currently believes that the same individual should hold the position of Chairman and CEO (Chairman/CEO).

  2.       Size of the Board — The number of Directors should not exceed a number that can function efficiently. The Nominating and Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board.

  3.       Board Independence — The Board believes in having a substantial majority of independent Directors on the 3M Board. A Director is “independent” if the Board affirmatively determines that the Director has no material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and otherwise meets the requirements for independence of the listing standards of the New York Stock Exchange. The independent Directors will make the Board decisions on corporate governance matters.

  4.       Board Membership Criteria — The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders. The Board’s assessment of Board candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A Director’s qualifications in light of these criteria is considered at least each time the Director is re-nominated for Board membership.

  5.       Selection of New Director Candidates — The Nominating and Governance Committee considers qualified director candidates from several sources, including stockholders, and evaluates candidates against the current board membership criteria described above. In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness. The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board. Exacting membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the balanced best interests of all stockholders.

  6.       Director Orientation and Continuing Education — The Company provides Directors with an orientation and education program to familiarize them with the Company’s business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing the Company and on subjects that would assist the Directors in discharging their duties.

  7.       Directors Who Experience Change in Present Job Responsibilities or Other Relevant Circumstances — When a Director’s principal occupation or business affiliation changes, or other circumstances arise which may raise questions about the Director’s continuing qualifications in relation to the Board Membership Criteria set forth above, then the Director will tender her/his resignation, or the Nominating and Governance Committee will ask for such tender. The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board the action to be taken.

  8.       Service On Other For-Profit Boards — Independent Directors are encouraged to evaluate carefully the time required to serve on other boards (excluding non-profit) taking into account board attendance, preparation, participation and effectiveness on these boards. Independent Directors must advise the Chairman/CEO before accepting an invitation to serve on another board to enable the Company to determine whether (i) any regulatory issues or potential conflicts are raised by the Director accepting such an invitation and (ii) the Director will have the time required for preparation, participation and attendance at 3M Board meetings. Independent Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the 3M Board, and other independent directors should not serve on more than five other boards of public companies in addition to the 3M Board. The Board expects that current positions in excess of these limits will be in compliance with these limits by 3M’s Annual Meeting in May 2006.

  9.       Retirement Policy — Each non-employee Director must tender her/his resignation at the annual meeting following her or his 72nd birthday. If circumstances dictate, the Nominating and Governance Committee may ask a Director to continue to serve on the Board past age 72.

10.       Board Compensation Review — The Nominating and Governance Committee will periodically receive reports on the status of Board compensation in relation to other large U.S. companies and is responsible for recommending to the Board changes in compensation for non-employee Directors.

11.       Board’s Interaction with Stakeholders — The Chairman/CEO is responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy does not preclude independent Directors from meeting with stakeholders, but management where appropriate should be present at such meetings.

C.             BOARD OPERATIONS

  1.       Selection of Agenda Items for Board Meetings — At the first Board meeting of each year, the Chairman/CEO will propose for the Board’s approval agenda items to be discussed during the course of the year. Before each meeting, the Chairman/CEO will review proposed agenda items that fall within the scope of responsibilities of a Board committee with the chair of that committee and distribute the agenda in advance to the Board. Any Board member may ask to include items on the agenda.

  2.       Board Materials Distributed in Advance — Board members receive materials related to agenda items in advance of Board meetings so that the Directors may prepare to discuss the items at the meeting. Sensitive subjects may be discussed at the meeting without distributing written materials in advance or at the meeting.

  3.       Director Responsibilities — Directors must exercise their business judgment to act in the best interests of the shareholders and the Company. In discharging this obligation, Directors reasonably may rely on the Company’s senior executives and its advisors and auditors. Directors are expected to attend the Annual Meeting of Stockholders and attend and participate in all meetings of the Board and of committees on which they serve and to spend the time needed and prepare for and meet as frequently as necessary to discharge their responsibilities.

  4.       Board Presentations and Access to Employees — Members of senior management may be invited to attend part or all of a Board meeting in order to participate in discussions. Generally, the executive responsible for an area of the Company’s operations the Board is to consider makes the presentation. Board members have complete access to all other members of management and Company employees.

  5.       Board Access to Independent Advisors — The Board and its committees may seek advice from outside advisors as appropriate. The Board shall have sole authority to approve related fees and retention terms.

  6.       Presiding Director at Executive Sessions  — Independent Directors regularly meet without the Chairman/CEO and may select a Director to chair the meeting. The chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board each preside as the  chair at executive sessions of the independent Directors at which the principal items to be considered are within the scope of the committee chair’s authority. The Board believes that this practice ensures leadership at all executive sessions of the independent Directors.

D.              BOARD COMMITTEES

  1.       Committees — The current committees are Audit, Compensation, Nominating and Governance, and Public Issues.

  2.       Assignment and Term of Service of Committee Members — The Board is responsible for the appointment of committee members and chairs, based on recommendations of the Nominating and Governance Committee. The Board at its first meeting following the annual meeting of stockholders shall elect the members of each Committee.

  3.       Agenda, Frequency, Length and Reports of Committee Meetings — The chair of each committee approves the agenda, length of and attendance at each committee meeting and determines the frequency of meetings. Materials related to agenda items are given to the committee members sufficiently in advance to allow the members to prepare for discussing the items at the meeting. The committee chairs report a summary of their meeting to the Board following each regular committee meeting.

  4.       Membership — All Board members may serve on the Public Issues Committee, but only independent Directors may serve on the Audit, Compensation, and Nominating and Governance Committees.

  5.       Responsibilities — The Board periodically reviews the responsibilities of each committee and approves the committee charters, copies of which are attached to these guidelines.

E.               BOARD AND MANAGEMENT EVALUATION

  1.       Formal Evaluation of the Chairman/CEO — The Compensation Committee, in consultation with the Chairman/CEO, sets annual and long-term performance goals for the Chairman/CEO. The Chair of the Compensation Committee leads the discussion of the Chairman/CEO’s performance against such goals with the independent Directors and communicates the Board’s evaluation to the Chairman/CEO. The Compensation Committee will use the evaluation when determining the compensation of the Chairman/CEO.

  2.       Board Self-Assessment — The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all Directors and share those comments with the Board. Based on the comments and further discussion, the Board will make an assessment specifically reviewing areas in which the Board and/or the management believe improvements could be made to increase the effectiveness of the Board and its committees.

  3.       Succession Planning — The Board plans the succession to the position of Chairman/CEO and certain other senior management positions. To assist the Board, the Chairman/CEO annually assesses senior managers and their succession potential. The Chairman/CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

  4.       Management Development — The Chairman/CEO annually should report to the Board on the Company’s program for management development.

Policy on Adoption of a Rights Plan

In 2002 and 2003, a 3M stockholder submitted a shareholder proposal to 3M regarding the approval process for adopting a stockholders’ rights plan (also known as a “poison pill”). 3M does not have a rights plan and is not currently considering adopting one. The Board continues to believe, however, that there may be circumstances under which adoption of a rights plan would be necessary to give the Board the negotiating power and leverage to obtain the best result for 3M stockholders in the context of a takeover effort.

Following consideration of the favorable vote the stockholder proposal received and in light of this belief, the Board has adopted and reaffirmed a statement of policy on this topic. The Board’s policy is that it will only adopt a rights plan if either (1) stockholders have approved adoption of the rights plan or (2) the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, makes a determination that, under the circumstances existing at the time, it is in the best interests of 3M’s stockholders to adopt a rights plan without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval.

The Board has directed the Nominating and Governance Committee to review this policy statement on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The terms of the policy, as in effect, will be included in 3M’s published Corporate Governance Guidelines and its proxy statement.

APPENDIX B

3M Company Board of Directors
Audit Committee Charter

(As Amended February14, 2005)

A.               Purpose: The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of 3M Company (the “Company”) is to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Accounting Firm”), and (iv) performance of the Company’s internal auditing department (“Internal Audit”) and the Independent Accounting Firm.

B.              Membership: The Committee’s membership is determined by the Board upon recommendation of the Nominating and Governance Committee and consists of at least three directors. The members of the Committee shall meet the independence and experience requirements of the listing standards of the New York Stock Exchange and the requirements for audit committee service set forth in the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). At least one member of the Committee shall be an “audit committee financial expert” as determined by the Board in compliance with criteria established by the SEC. Committee members shall not serve on the audit committees of more than two other public companies unless the Board determines that such service does not impair the member’s ability to serve effectively on the Committee.

C.              Roles and Responsibilities: The Committee’s responsibility is one of oversight. The management of the Company is responsible for the preparation of complete and accurate annual and quarterly consolidated financial statements (“financial statements”) in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and laws and regulations. The Independent Accounting Firm is responsible for planning and conducting in accordance with the standards of the Public Company Accounting Oversight Board an audit of the Company’s annual consolidated financial statements and a review of the Company’s quarterly financial statements. The Committee shall have the authority to take any and all acts that it deems necessary to carry out its oversight function, including but not limited to:

1.               Financial Reporting and Disclosure

a.                Review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Accounting Firm, including the disclosures under the caption “Management Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

b.               Review the Company’s financial reporting processes, disclosure and internal controls and procedures, and the process for the CEO and CFO quarterly certifications required by the SEC with respect to financial statements and the Company’s disclosure and internal controls and procedures. Such review shall include a consideration of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any reports by the CEO and CFO regarding major issues as to the adequacy of the Company’s disclosure and internal controls and procedures and any special audit steps adopted in light of identified deficiencies.

c.                Review and discuss with management (including the senior internal audit executive) and the Independent Accounting Firm the Company’s internal controls report and the Independent Accounting Firm’s attestation of the report prior to filing of the Company’s Form 10-K.

d.               Obtain and periodically review a report from the Independent Accounting Firm, describing (i) all critical accounting policies and practices to be used in the financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Accounting Firm, and (iii) other material written communications between the Independent Accounting Firm and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management, including any significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Discuss with the Independent Accounting Firm any material issues raised in such reports.

e.                Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that such discussions may be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The management will review with the chair of the Committee earnings press releases prior to issuance.

f.                    Discuss with management and the Independent Accounting Firm the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the Company’s financial statements.

2.               Internal Audit

a.                Review the charter, annual plan and scope of work of Internal Audit, including its responsibilities and staffing.

b.               Review, as appropriate, the results of internal audits and discuss related significant internal control matters with the Company’s internal auditor and Company management.

c.                Discuss the adequacy of the Company’s internal controls with Internal Audit.

d.               Review the appointment and periodically evaluate the performance of the senior internal auditing executive, who shall have direct access to the Committee.

3.               Independent Accounting Firm

a.                Responsible for the appointment, retention, termination, compensation and oversight of the Independent Accounting Firm. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Accounting Firm. The Independent Accounting Firm shall report directly to the Committee.

b.               Review the scope of the annual audit and services to be provided by the Independent Accounting Firm during the year. Pre-approve all auditing services, internal control-related services and permitted non-audit services to be provided to the Company by the Independent Accounting Firm, subject to any exceptions provided by the Act. The chair of the Committee may pre-approve any such services according to the procedures approved by the Committee, provided that any approval by the chair must be presented to the Committee at its next meeting.

c.                Obtain and review, at least annually, a report from the Independent Accounting Firm describing: (i) the Independent Accounting Firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Accounting Firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Accounting Firm, and any steps taken to deal with any such issues; and (iii) all relationships between the Independent Accounting Firm and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discuss with the Independent Accounting Firm any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the Independent Accounting Firm.

d.               Discuss with the Independent Accounting Firm the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including any audit problems or difficulties encountered in performing the audit and management’s response, and disagreements with management.

e.                Obtain assurance from the Independent Accounting Firm that the audit was conducted in a manner consistent with Section 10A(b) of the Act.

f.                    Review and periodically evaluate the performance of the lead audit partner of the Independent Accounting Firm and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.

g.               Establish policies for the Company’s hiring of employees or former employees of the Independent Accounting Firm who participated in any capacity in the audit of the Company.

4.               Risk Management and Compliance

a.                Discuss policies and procedures with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures.

b.               Review the effectiveness of the system for monitoring compliance with laws, regulations and the Company’s business conduct policies, and the results of management’s investigation and follow-up on any fraudulent acts or accounting irregularities.

c.                Periodically obtain reports from management regarding compliance.

d.               Review with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance.

e.                Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Audit these procedures and any significant complaints received.

5.               Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, not less than four times a year. The Committee shall meet separately, periodically, with management, with internal auditors and with the Independent Accounting Firms. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Report regularly to the Board.

c.                Prepare the report of the Committee required to be included in the Company’s annual proxy statement.

d.               Review the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

e.                Conduct an annual performance evaluation of the Committee.

f.                    The Committee shall have the authority to retain such outside legal, accounting or other advisors, as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

APPENDIX C

3M Company Board of Directors
Compensation Committee Charter

(As Amended February 14, 2005)

A.               Purpose: The Compensation Committee (the “Committee”) of the Board of Directors of 3M Company reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, and annually prepares a report on executive compensation for inclusion in the Company’s proxy statement.

B.              Membership: The Committee’s membership is determined by the Board and consists of at least three directors. All members of the Committee shall meet the independence requirements of the listing standards of the New York Stock Exchange, qualify as “Nonemployee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and satisfy the requirements of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

C.              Roles and Responsibilities: The responsibilities of the Committee include:

1.               Compensation Practices and Policies

a.                Review compensation practices and policies of the Company to ensure they provide appropriate motivation for corporate performance and increased shareholder value.

b.               Oversee the administration of the Company’s stock and deferred compensation programs, and determine the employees who receive awards and the size of those awards under the Company’s Management Stock Ownership Program.

c.                Make recommendations to the Board of Directors regarding the adoption, amendment or termination of equity compensation programs that require shareholder approval.

d.               Approve the adoption, amendment and termination of incentive compensation and deferred compensation programs for employees of the Company.

e.                Oversee the administration of the Company’s deferred compensation plans and programs for its nonemployee directors, and either approve or recommend for the approval of the Board of Directors amendments to such plans and programs.

2.               Executive Compensation

a.                Periodically survey the executive compensation practices of other large companies.

b.               Annually review and approve, for the senior executives of the Company (other than the CEO), (i) the annual base salary, (ii) profit sharing, (iii) awards under the Company’s Performance Unit Plan, and (iv) stock option grants and other stock awards under the Company’s Management Stock Ownership Program.

c.                Approve for the senior executives of the Company (other than the CEO) employment agreements, severance arrangements, change-in-control arrangements and any special or supplemental benefits.

d.               Establish and certify the satisfaction of performance goals for performance-based compensation as required under Section 162(m) of the Internal Revenue Code.

e.                Review shareholder proposals relating to executive compensation matters and recommend to the Board the Company’s response to such proposals.

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3.               CEO Compensation

a.                Review and approve annual corporate goals and objectives for the CEO.

b.               The Chairman of the Committee leads the discussion of the CEO’s performance against such goals and objectives with the independent directors and communicates the Board’s evaluation to the CEO.

c.                Annually review and approve (based on this evaluation), subject to ratification by the independent directors of the Board, (i) the CEO’s annual base salary, (ii) the CEO’s annual planned profit sharing, (iii) awards to the CEO under the Company’s Performance Unit Plan, and (iv) stock option grants and other stock awards to the CEO under the Company’s Management Stock Ownership Program. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at other large companies, and the awards given to the CEO in past years.

d.               Approve, subject to ratification by the independent directors of the Board, for the CEO employment agreements, severance arrangements, change-in-control arrangements and any special or supplemental benefits.

4.               Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Prepare a report on executive compensation required by the rules of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

c.                Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

d.               Conduct an annual performance evaluation of the Committee.

e.                The Committee shall have the authority to retain such compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

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APPENDIX D

3M Company Board of Directors
Nominating and Governance Committee Charter
(As Amended February 14, 2005)

A.               Purpose:   The Nominating and Governance Committee (the “Committee”) of the Board of Directors of 3M Company establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, and periodically reviews CEO and management succession plans.

B.              Membership:   The Committee’s membership is determined by the Board and consists of at least three directors. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

C.              Roles and Responsibilities:   The responsibilities of the Committee include:

1.   Board and Committee Membership

a.                Periodically review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members as set forth below.

b.               It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders.

c.                The Board’s assessment of Board candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A Director’s qualifications in light of these criteria is considered at least each time the Director is re-nominated for Board membership.

d.               Review the resignation of directors whose principal occupation or business association changes, or other circumstances arise which may raise questions about the Director’s continuing qualifications in relation to the Board membership criteria referred to above and recommend to the Board what action the Board should take with respect to the resignation.

e.                Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairs.

2.   Selection of Qualified Director Candidates

a.                Identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend that the Board select such nominee or nominees to stand for election at the next meeting of stockholders of the Company in which directors will be elected.

b.               In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend such person or persons for appointment to the Board.

c.                Review and evaluate all stockholder nominees for director (submitted in accordance with the Company’s Bylaws) in accordance with the Board Membership Criteria set forth above.

d.               The Nominating and Governance Committee considers qualified director candidates from several sources, including stockholders, and evaluates candidates against the current board membership criteria described above. In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness. The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board. Exacting membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the balanced best interests of all stockholders.

3.   Corporate Governance

a.                Review the Company’s Corporate Governance Guidelines at least annually, and recommend any proposed changes to the Board for approval.

b.               Develop and recommend to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence.

c.                Review and recommend to the Board proposed changes to the Company’s Certificate of Incorporation and Bylaws.

d.               Review shareholder proposals relating to corporate governance matters and recommend to the Board the Company’s response to such proposals.

4.   Board and Committee Self-Assessment. Develop and recommend to the Board for its approval an annual self-assessment process of the Board and its committees and oversee the process. Based on this process, the Board will make an assessment reviewing areas in which the Board and/or Management believe improvements could be made to increase the effectiveness of the Board.

5.   Succession Planning. Review periodically with the Chairman/CEO his assessment of corporate officers and succession plans relating to their positions, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions.

6.   Miscellaneous Matters

a.                Periodically review and recommend to the Board changes in Board compensation.

b.               Establish and periodically review and recommend to the Board Director retirement policies.

7.   Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

c.                Conduct an annual performance evaluation of the Committee.

d.               The Committee shall have the authority to retain search firms to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

APPENDIX E

3M Company Board of Directors
Public Issues Committee Charter

(As Affirmed February 14, 2005)

A.               Purpose: The Public Issues Committee (the “Committee”) of the Board of Directors of 3M Company reviews public policy issues and trends affecting the Company, reviews and advises with respect to the Company’s environmental, health and safety programs and compliance, human resources, the corporate contribution program and the 3M Foundation, and reviews and approves the Company’s response to shareholder proposals relating to public policy issues.

B.              Membership: The Committee’s membership is determined by the Board and consists of at least three directors.

C.              Roles and Responsibilities: The Committee:

1.               Reviews public policy issues and trends affecting the Company.

2.               Offers advice, insights and makes recommendations regarding policies, programs, actions and procedures which will assist the Company to respond appropriately to its social responsibilities and the public interest in its business affairs, including activities such as those related to the environment, human resources, labor, and community relations.

3.               Reviews and advises with respect to the Company’s environmental, health and safety programs and compliance; human resource programs and compliance; the corporate contribution program; and the 3M Foundation.

4.               Review shareholder proposals relating to public policy issues and recommend to the Board the Company’s response to such proposals.

D.              Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors: The Committee shall:

1.               Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

2.               Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

3.               Conduct an annual performance evaluation of the Committee.

4.               Have the authority to retain such outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

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APPENDIX F

3M 2005 MANAGEMENT STOCK OWNERSHIP PROGRAM

SECTION 1  PURPOSE

The purpose of this plan is to help the Company attract and retain outstanding employees, and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the other stockholders of the Company. It has been the policy of the Company to encourage employee participation as stockholders and the Company believes that employee stock ownership has been an important factor contributing to the Company’s growth and progress.

SECTION 2  DEFINITIONS

(a)            “Award” shall mean an Incentive Stock Option, Nonqualified Stock Option, Progressive Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or other Stock Award granted to a Participant pursuant to this 2005 Program, subject to the terms, conditions and restrictions of this 2005 Program and to such other terms, conditions and restrictions as may be established by the Committee.

(b)           “Board of Directors” shall mean the Board of Directors of 3M Company.

(c)            “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. For purposes of this 2005 Program, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provisions.

(d)           “Committee” shall mean the Compensation Committee established by the Board of Directors acting without the participation of any member who may have received a grant or award under the 2005 Program or any other similar plan or program of the Company (except those limited to participation by directors) during the previous one year period, or such other committee of disinterested administrators established by the Board of Directors to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission, as amended from time to time.

(e)            “Common Stock” shall mean the common stock, with a par value of $0.01 per share, of 3M Company.

(f)                “Company” shall mean 3M Company and such subsidiaries or affiliates as may be designated by the Board of Directors from time to time.

(g)           “Conditions” shall mean the condition that the Restricted Period stipulated by the Committee at the time of grants of Restricted Stock or Restricted Stock Units shall have expired or terminated and that any other conditions prescribed by the Committee regarding a Participant’s continued employment by the Company or the Company’s performance during the Restricted Period shall have been satisfied, or any other conditions stipulated by the Committee with respect to Stock Awards.

(h)            “Disqualifying Termination” shall mean a termination of a Participant’s employment with the Company (i) due to a material violation of any Company policy, including, without limitation, any policy contained in the Company’s Business Conduct Manual, or (ii) due to embezzlement from or theft of property belonging to the Company.

(i)                “Dividend Equivalents” shall mean that sum of cash or Common Stock of equivalent value equal to the amount of cash or stock dividends paid upon Common Stock subject to any Awards under the 2005 Program, prior to such time as the Participant otherwise becomes entitled thereto as a holder of record.

(j)                “Fair Market Value” shall mean the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange Composite Transactions, rounded upwards to the nearest $0.05.

(k)            “Grant Date” shall mean the effective date of an Award granted to a Participant under the 2005 Program.

(l)                “Incentive Stock Option” shall mean an Option granted to a Participant under the 2005 Program which satisfies the requirements of section 422 of the Code and is so designated in the written or electronic documents evidencing such Option.

(m)        “MSOP Administrator” shall mean the entity retained by the Company to administer the 2005 Program.

(n)            “Nonqualified Stock Option” shall mean an Option granted to a Participant under the 2005 Program which is not an Incentive Stock Option.

(o)           “Option” shall mean a Participant’s right to purchase the number of shares of Common Stock approved by the Company, subject to the terms and conditions of the 2005 Program, and the term shall include both Incentive Stock Options and Nonqualified Options.

(p)           “Participant” shall mean any employee of the Company who is designated as a Participant by the Committee.

(q)           “2002 Program” shall mean the Company’s 2002 Management Stock Ownership Program.

(r)               “2005 Program” shall mean the Company’s 2005 Management Stock Ownership Program.

(s)             “Progressive Stock Option” shall mean an Option granted to a Participant under the 2005 Program upon the exercise of a Nonqualified Stock Option granted under the 2002 Program or its predecessors where such Participant makes payment for all or part of the purchase price and withholding taxes in shares of Common Stock.

(t)               “Restricted Period” shall mean that period of time determined by the Committee during which a Participant shall not be permitted to sell or transfer shares of Restricted Stock granted under the 2005 Program, or prior to the time when a Participant’s interest in Restricted Stock Units granted under this 2005 Program shall have vested.

(u)            “Restricted Stock” shall mean that Common Stock granted to a Participant subject to the Conditions established by the Committee.

(v)             “Restricted Stock Unit” shall mean a stock unit granted to a Participant with a value equal to the value of a share of Common Stock, subject to the Conditions established by the Committee.

(w)          “Retires” or “Retirement” shall mean the termination of a Participant’s employment with the Company after meeting the requirements for retirement under any retirement plan of the Company (including, in the United States, the 3M Employee Retirement Income Plan).

(x)             “Stock Appreciation Right” shall mean a Participant’s right to receive an amount of cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over the Fair Market Value of such number of shares of Common Stock on the Grant Date.

(y)            “Stock Award” shall mean any award of Common Stock under the Program and may include Restricted Stock awards or other awards of Common Stock as determined appropriate by the Committee.

SECTION 3 SHARES AVAILABLE FOR AWARDS

The number of shares of Common Stock that may be issued or delivered as a result of Options, Restricted Stock, Restricted Stock Units or other Stock Awards granted during the term of the 2005 Program, or made subject to Stock Appreciation Rights granted during the term of the 2005 Program, is 36,750,000. Of this total, no more than 36,750,000 shares may be granted as Incentive Stock Options. Any shares issued or delivered as a result of Awards granted during the term of this 2005 Program other than Options or Stock Appreciation Rights settled exclusively in Common Stock shall be counted against the 36,750,000 share limit described above as 2.45 shares for every one share issued in connection with such Award or by which the Award is valued by reference. Any shares of Common Stock made subject to Stock Appreciation Rights granted during the term of this 2005 Program and settled exclusively in Common Stock shall be counted in full against the 36,750,000 share limit regardless of the number of shares of Common Stock actually issued upon the exercise of such Stock Appreciation Rights. The necessary shares shall be made available at the discretion of the Board of Directors from authorized but unissued shares, treasury shares, or shares reacquired by the Company under corporate repurchase programs. The payment of stock dividends and dividend equivalents settled in Common Stock in conjunction with outstanding Awards shall not be counted against the shares available for issuance.

SECTION 4  ADMINISTRATION

The 2005 Program shall be administered by the Committee, which shall have full power and authority to select the Participants, interpret the Program, continue, accelerate or suspend the exercisability or vesting of an Award, and adopt such rules and procedures for operating the Program as it may deem necessary or appropriate. Its power and authority shall include, but not be limited to, making any amendments to or modifications of the 2005 Program which may be required or necessary to make such Program comply with the provisions of any laws or regulations of any country or unit thereof in which the Company operates. To do so, the Committee may establish different terms and conditions for Awards made to Participants who live in or are subject to taxation in one or more countries other than the United States in order to accommodate the tax or other relevant laws of such countries. The Committee may adopt one or more supplements or sub-plans under the Program to implement these different terms and conditions.

SECTION 5  DELEGATION OF AUTHORITY

To the extent permitted by Delaware law, the Committee may delegate to officers of the Company any or all of its duties, power and authority under the 2005 Program subject to such conditions or limitations as the Committee may establish; provided, however, that no officer shall have or obtain the authority to grant Awards to (i) himself or herself, or (ii) any person subject to section 16 of the Securities Exchange Act of 1934.

SECTION 6  TERMS OF AWARDS

The Committee shall determine the type or types of Awards to be granted to each Participant, which shall be evidenced by such written or electronic documents as the Committee shall authorize. No Participant shall be granted Awards under the 2005 Program with respect to more than 3,000,000 shares of Common Stock. The following types of Awards may be granted under this 2005 Program:

(a)            Incentive Stock Options — Incentive Stock Options granted hereunder shall have a purchase price equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Incentive Stock Options granted hereunder shall become exercisable at such time as shall be established by the Committee and reflected in the documents evidencing such Options, and unless sooner terminated shall expire on the tenth anniversary of the Grant Date.

(b)           Nonqualified Stock Options — Nonqualified Stock Options granted hereunder shall have a purchase price equal to no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Nonqualified Stock Options granted hereunder shall become exercisable and shall expire at such time or times as shall be established by the Committee and reflected in the documents evidencing such Options; provided, however, that no Nonqualified Stock Option shall expire later than ten years after the Grant Date (except that the Committee may extend the exercise period for Nonqualified Stock Options granted to Participants in any country or countries for an additional period of up to one year if and to the extent necessary to prevent adverse tax consequences to such Participants under the laws of such country).

(c)            Progressive Stock Options — Whenever a Participant exercises a Nonqualified Stock Option granted under the 2002 Program or its predecessors and makes payment of all or part of the purchase price and withholding taxes, if any, in Common Stock, the Committee may in its discretion grant such Participant a Progressive Stock Option. The number of shares subject to such Progressive Stock Option shall be equal to the number of shares of Common Stock utilized by the Participant to effect payment of the purchase price and withholding taxes, if any, for such Nonqualified Stock Option. Each Progressive Stock Option granted hereunder shall have a purchase price equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of exercise of the Nonqualified Stock Option, which shall be the Grant Date of such Progressive Stock Option. Each Progressive Stock Option granted hereunder shall be exercisable six months after the Grant Date, and shall expire at the same time the Nonqualified Option exercised by the Participant would have expired.

(d)           Stock Appreciation Rights — The term of a Stock Appreciation Right shall be fixed by the Committee and set forth in the documents evidencing such right, but no Stock Appreciation Right shall be exercisable more than ten years after the Grant Date. Each Stock Appreciation Right shall become exercisable at the time or times determined by the Committee and set forth in the documents evidencing such right. Each Stock Appreciation Right granted hereunder shall have a grant price equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(e)            Restricted Stock — At the time a grant of Restricted Stock is made, the Committee, in its sole discretion, shall establish a Restricted Period and such additional Conditions as may be deemed appropriate for the incremental lapse or complete lapse of restrictions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any Conditions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. The Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock, except that the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the shares of such Restricted Stock until the expiration or termination of the Restricted Period and the satisfaction of any other Conditions prescribed by the Committee, if any; (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of other Conditions prescribed by the Committee, if any; and (iii) all of the Restricted Stock shall be forfeited and all rights of the Participant shall terminate without further obligation on the part of the Company unless the Participant shall have remained a regular full-time employee of the Company or any of its subsidiaries or affiliates until the expiration or termination of the Restricted Period and the satisfaction of the other Conditions prescribed by the Committee, if any. During the Restricted Period, at the sole discretion of the Committee, Dividend Equivalents may be either currently paid or withheld by the Company for the Participant’s account, and interest may be paid on the amount of cash dividends withheld at a rate and under such terms as determined by the Committee. Cash or stock dividends so withheld by the Committee shall not be subject to forfeiture. Upon the forfeiture of any Restricted Stock, such shares of Common Stock represented by the Restricted Stock shall be transferred to the Company without further action by the Participant.

(f)                Restricted Stock Units — At the time a grant of Restricted Stock Units is made, the Committee, in its sole discretion, shall establish a Restricted Period and such additional Conditions as may be deemed appropriate for the incremental lapse or complete lapse of restrictions with respect to all or any portion of such Restricted Stock Units. The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any Conditions with respect to all or any portion of the Restricted Stock Units. During the Restricted Period, the Participant will not have the rights and privileges of a stockholder as to such Restricted Stock Units; provided, however, that at the sole discretion of the Committee, Dividend Equivalents may be either currently paid in cash or shares or withheld by the Company for the Participant’s account and reinvested in additional Restricted Stock Units. Each grant of Restricted Stock Units shall be subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the shares of Common Stock corresponding to such Restricted Stock Units until the expiration or termination of the Restricted Period and the satisfaction of any other Conditions prescribed by the Committee, if any; (ii) none of the Restricted Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of other Conditions prescribed by the Committee, if any; and (iii) all of the Restricted Stock Units shall be forfeited and all rights of the Participant shall terminate without further obligation on the part of the Company unless the Participant shall have remained a regular full-time employee of the Company or any of its subsidiaries or affiliates until the expiration or termination of the Restricted Period and the satisfaction of the other Conditions prescribed by the Committee, if any.

(g)           Other Stock Awards — The Committee may, in its sole discretion, grant Stock Awards other than Restricted Stock grants or Restricted Stock Units, and such Stock Awards may be granted singly, in combination or in tandem with, in replacement of, or as alternatives to grants or rights under this Program or any other employee benefit or compensation plan of the Company, including the plan of any acquired entity. If the Committee shall stipulate Conditions with respect to such Stock Awards, the Conditions will be set forth in documents evidencing the grant. If Conditions with respect to such Stock Awards shall require the surrender or forfeiture of other grants or rights under this Program or any other employee benefit or compensation plan of the Company, then the Participant shall not have any rights under such Stock Awards until the grants or rights exchanged have been fully and effectively surrendered or forfeited.

SECTION 7  SETTLEMENT OF AWARDS

(a)            Payment of Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the 2005 Program. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts denominated in cash or the payment or crediting of Dividend Equivalents on deferred settlements denominated in shares.

(b)           No shares of Common Stock shall be issued to any Participant upon the exercise of an Option until full payment of the purchase price has been made to the Company and the Participant has remitted to the Company the required federal and state withholding taxes, if any. A Participant shall obtain no rights as a stockholder until certificates for such stock are issued to the Participant or delivered to the MSOP Administrator for credit to the account of the Participant. Payment of the purchase price or applicable withholding taxes, if any, may be made in whole, or in part, in shares of Common Stock, pursuant to such terms and conditions as may be established from time to time by the Committee. If payment is made in shares of Common Stock, such stock shall be valued at one hundred percent (100%) of their Fair Market Value on the day the Participant exercised his or her Option or, as regards a withholding tax, such other date when the tax withholding obligation becomes due. A Participant need not surrender shares of Common Stock as payment; and the Company may, upon the giving of satisfactory evidence of ownership of said Common Stock by Participant, deliver the appropriate number of additional shares of Common Stock reduced by the number of shares required to pay the purchase price and any applicable withholding taxes. Such form of evidence shall be determined by the Committee.

SECTION 8  DELIVERY OF STOCK CERTIFICATES

(a)            Within sixty (60) days after completion of the exercise of an Option or Stock Appreciation Right, or the complete satisfaction of Conditions applicable to a Stock Award, the Company will have delivered to the Participant or to the MSOP Administrator for credit to the account of the Participant certificates representing all shares of Common Stock purchased or received thereunder. The Company shall not, however, be required to issue or deliver any certificates for its Common Stock prior to the admission of such stock to listing on any stock exchange on which stock may at that time be listed or required to be listed, or prior to registration under the Securities Act of 1933. The Participant shall have no interest in Common Stock until certificates for such stock are issued or transferred to the Participant or to the MSOP Administrator for credit to the account of the Participant and the Participant becomes the holder of record.

(b)           Upon the expiration or termination of the Restricted Period and the satisfaction of other Conditions prescribed by the Committee, if any, the restrictions applicable to a grant of Restricted Stock or Restricted Stock Units shall lapse and a stock certificate for the number of shares of Common Stock represented by the Restricted Stock or Restricted Stock Units shall be delivered to the Participant or the Participant’s beneficiary, representative, or estate, as the case may be, free of all restrictions, except any that may be imposed by law. Unless otherwise instructed by a Participant by an irrevocable, written instruction received by the Company at least six months prior to the date that applicable restrictions lapse, the Company shall automatically withhold as payment the number of shares of Common Stock, determined by the Fair Market Value at the date of the lapse, required to pay withholding taxes, if any.

(c)            In no event will the Company be required to deliver any fractional share of Common Stock in connection with any Award. In the event that a Participant shall be entitled to receive a fraction of a share of Common Stock in connection with an Award granted under this 2005 Program, the Company shall pay in cash, in lieu thereof, the Fair Market Value of such fractional share.

SECTION 9  TAX WITHHOLDING

Prior to the payment or settlement of any Award, the Participant must pay, or make arrangements satisfactory to the Company for the payment of, any and all tax withholding that in the opinion of the Company is required by law. The Company shall have the right to deduct applicable taxes from any Award payment, to withhold from the shares of Common Stock being issued or delivered in connection with an Award an appropriate number of shares for the payment of taxes required by law, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the withholding of such taxes.

SECTION 10  TRANSFERABILITY

Except as permitted in this Section 10, no Award granted under this 2005 Program may be assigned, transferred (other than a transfer by will or the laws of descent and distribution as provided in Section 11), pledged, or hypothecated (whether by operation of law or otherwise). Awards granted under this 2005 Program shall not be subject to execution, attachment, or similar process. The Committee may, in its sole discretion, permit individual Participants to transfer the ownership of all or any of their Nonqualified Options granted under this 2005 Program to (i) the spouse, children or grandchildren of such Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred Nonqualified Options shall be prohibited except those in accordance with Section 11 (by will or the laws of descent and distribution). The Committee may, in its sole discretion, create further conditions and requirements for the transfer of Nonqualified Options. Following transfer, any such Nonqualified Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 7, 8 and 14 hereof the term “Participant” shall be deemed to refer to the transferee. The events causing termination of Awards in accordance with Section 11 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 11.

SECTION 11  TERMINATION OF AWARDS

(a)            If a Participant’s employment with the Company is terminated for any reason other than (i) a Disqualifying Termination, (ii) Retirement, (iii) a physical or mental disability as recognized under a benefit plan maintained by the Company, or (iv) death, and prior to the date of termination the Participant has not fully exercised an Option or Stock Appreciation Right granted under this 2005 Program, such Participant may exercise the Option or Stock Appreciation Right within ninety (90) days following the date of termination (but not beyond the expiration date of such Option or Right) for the number of shares which the Participant could have purchased or received a payment on the date of termination. At the conclusion of such ninety-day period (with respect to the Participant’s Options and Stock Appreciation Rights, and at the time of termination with respect to any other Awards), participation hereunder shall cease and all of the Participant’s Awards granted under this 2005 Program shall be automatically forfeited unless the documents evidencing such Options or Stock Appreciation Rights provide otherwise.

(b)           If a Participant Retires or changes employment status as a result of a physical or mental disability as recognized under a benefit plan maintained by the Company, without having fully exercised an Option or Stock Appreciation Right, the Participant shall be entitled, within the remaining term of the Option or Stock Appreciation Right (but not beyond the expiration date of such Option or Right), to exercise such Option or Stock Appreciation Right. If a Participant who has thus Retired dies, without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right (including any portion thereof not already exercisable at the time of the Participant’s death) may be exercised within two years after the date of his or her death (but not beyond the expiration date of such Option or Right) by the Participant’s estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

(c)            If a Participant, prior to Retirement, dies without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right (including any portion thereof not already exercisable at the time of the Participant’s death) may be exercised within two years following his or her death (but not beyond the expiration date of such Option or Right) by the Participant’s estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

(d)           Notwithstanding paragraph (a) of this section, if a Participant’s employment with the Company is terminated before he or she has fully exercised an Option or Stock Appreciation Right under circumstances which the Committee believes to warrant special consideration and the Committee has determined that the Participant’s rights should not be forfeited at the time or times specified in paragraph (a), the Option or Stock Appreciation Right (including any portion thereof not already exercisable at the time of termination) may be exercised within two years following his or her termination of employment (but not beyond the expiration date of such Option or Right).

(e)            If a Participant dies, either prior to or following Retirement, or becomes totally disabled because of a physical or mental disability, and has not yet received the stock certificate for the shares of Common Stock represented by a grant of Restricted Stock or other Stock Award, then all restrictions imposed during the Restricted Period and any other Conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant’s beneficiary, representative, or estate, as the case may be.

(f)                If a Participant’s employment with the Company is terminated due to a Disqualifying Termination, participation hereunder shall cease and all of the Participant’s Awards granted under this 2005 Program shall be automatically forfeited.

(g)           If the Committee or the officers to whom it delegates the necessary authority receive or have reason to believe that the Company has received credible evidence that a Participant may have engaged in activity described in the term “Disqualifying Termination” in Section 2(h) of this 2005 Program, the Committee or such officers may suspend the exercise, delivery or settlement of all or any portion of such Participant’s outstanding Awards granted under this 2005 Program pending an investigation of the matter.

SECTION 12  ADJUSTMENTS

In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance or delivery under the 2005 Program in accordance with Section 3, (ii) for which Awards may be granted to a single Participant in accordance with Section 6, and (iii) subject to outstanding Awards granted under the 2005 Program; (b) the purchase prices of outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number or kind of shares and the purchase prices, Fair Market Value and other price determinations of the affected Awards as the Committee shall, in its sole discretion, determine are equitable, shall be made and shall be effective and binding for all purposes of such outstanding Awards. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization or liquidation, the Committee shall be authorized to cause the Company to issue or assume stock options, whether or not in a transaction to which section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of Common Stock available for issuance or delivery under the 2005 Program in accordance with Section 3 will be increased to reflect such substitution or assumption, and such shares substituted or assumed shall not be counted against the individual Participant maximum set forth in Section 6.

SECTION 13  TERM, AMENDMENT, AND
TERMINATION OF THE 2005 PROGRAM

The 2005 Program shall become effective on the date it is approved by the requisite vote of the stockholders of 3M Company, and shall expire (unless it is terminated before then) on the third anniversary of such effective date. Such expiration shall not adversely affect Awards granted under the

2005 Program prior to such expiration date. The Board of Directors may at any time amend or terminate the 2005 Program, except that no amendment or termination shall adversely affect Awards granted under the 2005 Program prior to the effective date of such amendment or termination; provided, however, that no amendment shall be made without the prior approval of the holders of a majority of the issued and outstanding shares of Common Stock represented and entitled to vote on such amendment which would (i) increase the aggregate number of shares of Common Stock available for issuance or delivery under the 2005 Program in accordance with Section 3 (except for adjustments made in accordance with Section 12), (ii) permit the granting of Awards with purchase prices lower than those specified in Section 6, or (iii) be a material amendment for which stockholder approval is required by applicable law, regulation or stock exchange rule.

SECTION 14  CHANGE IN CONTROL

(a)            For purposes of this Section 14, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:

                                    (i)  “Person” shall have the meaning associated with that term as it is used in Sections 13(d) and 14(d) of the Act.

                                 (ii)  “Affiliates and Associates” shall have the meanings assigned to such terms in Rule 12b-2 promulgated under Section 12 of the Act.

                              (iii)  “Act” means the Securities Exchange Act of 1934.

                              (iv)  “Continuing Directors” shall have the meaning assigned to such term in Article Thirteenth of the Certificate of Incorporation of 3M Company.

(b)           Notwithstanding any other provision of this 2005 Program to the contrary, all outstanding Options and Stock Appreciation Rights shall (i) become immediately exercisable in full for the remainder of their respective terms upon the occurrence of a Change in Control of the Company, and (ii) remain exercisable in full for a minimum period of six months following the Change in Control; provided, however, that in no event shall any Option or Stock Appreciation Right be exercisable beyond the original expiration date.

(c)            Similarly, all restrictions regarding the Restricted Period or the satisfaction of other Conditions prescribed by the Committee, if any, with respect to grants of Restricted Stock or other Stock Awards, shall automatically lapse, expire, and terminate and the Participant shall be immediately entitled to receive a stock certificate for the number of shares of Common Stock represented by the Restricted Stock or Stock Awards upon the occurrence of a Change in Control.

(d)           For purposes of this Section 14, a Change in Control of the Company shall be deemed to have occurred if:

                                    (i)  any Person (together with its Affiliates and Associates), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, unless a majority of the Continuing Directors of the Board of Directors prior to that time have determined in their sole discretion that, for purposes of this 2005 Program, a Change in Control of the Company has not occurred; or

                                 (ii)  the Continuing Directors of the Board of Directors shall at any time fail to constitute a majority of the members of such Board of Directors.

(e)            In the event that the provisions of this Section 14 result in “payments” that are finally determined to be subject to the excise tax imposed by section 4999 of the Code, the Company shall pay to each Participant an additional amount sufficient to fully satisfy such excise tax and any additional federal, state, and local income taxes payable on the additional amount.

(f)                The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Section 14, or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Section 14, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being frivolous or otherwise improper under applicable court rules. The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Section 14.

SECTION 15  MISCELLANEOUS

(a)            Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the 2005 Program shall not be deemed a part of any Participant’s compensation for purposes of determining such Participant’s payments or benefits under any Company benefit plan, severance program, or severance pay law of any country. Nothing in this 2005 Program shall prevent the Company from adopting other or additional compensation programs, plans, or arrangements as it deems appropriate or necessary.

(b)           The 2005 Program shall be unfunded. The Company does not intend to create any trust or separate fund in connection with the 2005 Program. The Company shall not have any obligation to set aside funds or segregate assets to ensure the payment of any Award. The 2005 Program shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the 2005 Program, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

(c)            No person shall have any claim or right to be granted an Award under the 2005 Program, and the Participants shall have no rights against the Company except as may otherwise be specifically provided herein. Nothing in this 2005 Program shall be deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.

(d)           The provisions of this 2005 Program and the documents evidencing Awards granted under this 2005 Program shall be construed and interpreted according to the laws of the State of Minnesota.

(e)            In case any provision of this 2005 Program shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining provisions, and the remainder of the 2005 Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Attendance Card	Attendance Card
Annual Meeting of Stockholders	Annual Meeting of Stockholders

May 10, 2005 RiverCentre 175 West Kellogg Blvd. St. Paul, Minnesota	May 10, 2005 RiverCentre 175 West Kellogg Blvd. St. Paul, Minnesota

This is your ticket to the 2005 Annual Meeting. Please show it upon arrival. Annual Meeting activities begin at 8:30 a.m. with product demonstrations and displays. The meeting starts at 10:00 a.m. After the meeting, lunch will be served and the 3M store will open.

The meeting will be held in the Roy Wilkins Auditorium. Hosts and hostesses will show you the way after you enter the RiverCentre.

Since parking space is limited, you are urged to consider carpooling or public transportation.

This is your ticket to the 2005 Annual Meeting. Please show it upon arrival. Annual Meeting activities begin at 8:30 a.m. with product demonstrations and displays. The meeting starts at 10:00 a.m. After the meeting, lunch will be served and the 3M store will open.

The meeting will be held in the Roy Wilkins Auditorium. Hosts and hostesses will show you the way after you enter the RiverCentre.

Since parking space is limited, you are urged to consider carpooling or public transportation.

Recycled Paper 40% Pre-consumer paper 10% Post-consumer paper

3M Company

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2005

3M Center
St. Paul, Minnesota 55144

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future proxy voting materials to you by e-mail, along with a link to 3M’s proxy voting site. To register for electronic delivery of future proxy materials, go to www.econsent.com/mmm and follow the prompts.

3M Company
3M Center
St. Paul, Minnesota 55144	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 10, 2005.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) W. James McNerney, Jr., Edward A. Brennan, and Rozanne L. Ridgway or any of them, each with full power of substitution, as proxies, to vote all shares of common stock in 3M Company which the stockholder(s) would be entitled to vote on all matters which may properly come before the 2005 Annual Meeting of Stockholders and any adjournments thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTION INDICATED ON THE REVERSE SIDE OF THIS CARD. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

FOR PARTICIPANTS IN 3M’S VOLUNTARY INVESTMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (VIP), AND THE 3M SAVINGS PLAN:

In accordance with the terms of the VIP and Savings Plan, shares allocated to my respective accounts in these plans on the record date will be voted by the trustee, State Street Bank and Trust Company, in accordance with the instructions indicated on the reverse side of this card, and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, participants in the VIP may instruct State Street (as VIP trustee) how to vote a proportionate number of both the 3M shares held by the VIP that have not been allocated to accounts of participants and the allocated shares for which no instructions are received. If no instructions are provided or if this card is not received on or before May 5, 2005, shares held in my account for the Savings Plan will be voted by the trustee as directed by any one of the named proxies designated above. If no instructions are provided or if this card is not received on or before May 5, 2005, shares held in my account for the VIP will be voted by the trustee in the same proportion that the other participants in the VIP direct the trustee to vote shares in their VIP accounts.

(Continued, and must be signed and dated on the other side)

VOTING INSTRUCTIONS:
THERE ARE THREE WAYS TO VOTE YOUR PROXY	COMPANY #

VOTE BY INTERNET — www.eproxy.com/mmm/ — Quick *** Easy *** Immediate

•    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2005.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — 1-800-560-1965 — Quick *** Easy *** Immediate

•    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2005.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 9, 2005 (by May 5, 2005 for participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan).

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. The deadline for Internet or telephone voting is 12:00 p.m. (Central Time) on May 9, 2005 (by May 5, 2005, for participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan).

If you vote your shares on the Internet or by telephone, you do not need to mail back the proxy card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

The Board of Directors Recommends a Vote “FOR” all Nominees:

1.	Election of directors — Nominees to 2008 Class:	01 Vance D. Coffman 02 Rozanne L. Ridgway	03 Louis W. Sullivan	☐	Vote FOR all nominees (except as noted below)	☐	Vote WITHHELD from all nominees

To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.

— Please fold here —

The Board of Directors Recommends a Vote “FOR” Items 2 and 3:

2.	Ratification of the appointment of PricewaterhouseCoopers as 3M’s Independent Registered Public Accounting Firm				☐ For ☐ Against		☐ Abstain

3.	Approval of the 2005 Management Stock Ownership Program				☐ For ☐ Against		☐ Abstain

The Board of Directors Recommends a Vote “AGAINST” Items 4 and 5:

4.	Stockholder proposal relating to animal testing				☐ For ☐ Against		☐ Abstain

5.	Stockholder proposal relating to operations in China				☐ For ☐ Against		☐ Abstain

In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” ITEMS 1, 2 and 3, and “AGAINST” ITEMS 4 AND 5.
Date ______________________________
Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.